                                                                    EXHIBIT 4.10

                                                                  EXECUTION COPY

================================================================================

                              COMPUWARE CORPORATION

                           REVOLVING CREDIT AGREEMENT

                          DATED AS OF NOVEMBER 1, 2007

                                  COMERICA BANK
                   AS ADMINISTRATIVE AGENT, LEAD ARRANGER AND
                                SYNDICATION AGENT

                                FIFTH THIRD BANK
                             AS DOCUMENTATION AGENT

                         BRANCH BANKING & TRUST COMPANY
                             AS DOCUMENTATION AGENT

================================================================================

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  DEFINITIONS..........................................................     1
    1.1   CERTAIN DEFINED TERMS..........................................     1

2.  REVOLVING CREDIT.....................................................    21
    2.1   COMMITMENT.....................................................    21
    2.2   ACCRUAL OF INTEREST AND MATURITY; EVIDENCE OF INDEBTEDNESS.....    21
    2.3   REQUESTS FOR AND REFUNDINGS AND CONVERSIONS OF ADVANCES........    22
    2.4   DISBURSEMENT OF ADVANCES.......................................    24
    2.5   SWING LINE ADVANCES............................................    26
    2.6   INTEREST PAYMENTS; DEFAULT INTEREST............................    31
    2.7   OPTIONAL PREPAYMENTS...........................................    32
    2.8   PRIME-BASED ADVANCE IN ABSENCE OF ELECTION OR UPON DEFAULT.....    33
    2.9   REVOLVING CREDIT FACILITY FEE..................................    33
    2.10  MANDATORY REPAYMENT OF REVOLVING CREDIT ADVANCES...............    33
    2.11  OPTIONAL REDUCTION OR TERMINATION OF REVOLVING CREDIT
          AGGREGATE COMMITMENT...........................................    34
    2.12  USE OF PROCEEDS OF ADVANCES....................................    35
    2.13  OPTIONAL INCREASE OF REVOLVING CREDIT AGGREGATE COMMITMENT.....    35
    2.14  OPTIONAL EXTENSIONS OF REVOLVING CREDIT MATURITY DATE..........    37

3.  LETTERS OF CREDIT....................................................    39
    3.1   LETTERS OF CREDIT..............................................    39
    3.2   CONDITIONS TO ISSUANCE.........................................    39
    3.3   NOTICE.........................................................    41
    3.4   LETTER OF CREDIT FEES; INCREASED COSTS.........................    41
    3.5   OTHER FEES.....................................................    42
    3.6   DRAWINGS AND DEMANDS FOR PAYMENT UNDER LETTERS OF CREDIT.......    42
    3.7   OBLIGATIONS IRREVOCABLE........................................    44
    3.8   RISK UNDER LETTERS OF CREDIT...................................    45
    3.9   INDEMNIFICATION................................................    46
    3.10  RIGHT OF REIMBURSEMENT.........................................    47
    3.11  EXISTING LETTERS OF CREDIT.....................................    47

4.  [RESERVED]...........................................................    48

5.  CONDITIONS...........................................................    48
    5.1   CONDITIONS OF INITIAL ADVANCES.................................    48
    5.2   CONTINUING CONDITIONS..........................................    50

6.  REPRESENTATIONS AND WARRANTIES.......................................    50
    6.1   CORPORATE AUTHORITY............................................    51
    6.2   DUE AUTHORIZATION..............................................    51
    6.3   GOOD TITLE; LEASES; ASSETS; NO LIENS...........................    51

    6.4   TAXES..........................................................    51
    6.5   NO DEFAULTS....................................................    52
    6.6   ENFORCEABILITY OF AGREEMENT AND LOAN DOCUMENTS.................    52
    6.7   COMPLIANCE WITH LAWS...........................................    52
    6.8   NON-CONTRAVENTION..............................................    52
    6.9   LITIGATION.....................................................    52
    6.10  CONSENTS, APPROVALS AND FILINGS, ETC...........................    53
    6.11  AGREEMENTS AFFECTING FINANCIAL CONDITION.......................    53
    6.12  NO INVESTMENT COMPANY OR MARGIN STOCK..........................    53
    6.13  ERISA..........................................................    53
    6.14  CONDITIONS AFFECTING BUSINESS OR PROPERTIES....................    54
    6.15  ENVIRONMENTAL AND SAFETY MATTERS...............................    54
    6.16  SUBSIDIARIES...................................................    54
    6.17  FRANCHISES, PATENTS, COPYRIGHTS, TRADENAMES, ETC...............    54
    6.18  ACCURACY OF INFORMATION........................................    54
    6.19  SOLVENCY.......................................................    55
    6.20  EMPLOYEE MATTERS...............................................    55
    6.21  NO MISREPRESENTATION...........................................    55
    6.22  CORPORATE DOCUMENTS AND CORPORATE EXISTENCE....................    56

7.  AFFIRMATIVE COVENANTS................................................    56
    7.1   FINANCIAL STATEMENTS...........................................    56
    7.2   CERTIFICATES; OTHER INFORMATION................................    57
    7.3   PAYMENT OF OBLIGATIONS.........................................    58
    7.4   CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE; COMPLIANCE
          WITH LAWS......................................................    58
    7.5   MAINTENANCE OF PROPERTY; INSURANCE.............................    58
    7.6   INSPECTION OF PROPERTY; BOOKS AND RECORDS, DISCUSSIONS.........    58
    7.7   NOTICES........................................................    59
    7.8   HAZARDOUS MATERIAL LAWS........................................    60
    7.9   FINANCIAL COVENANTS............................................    60
    7.10  GOVERNMENTAL AND OTHER APPROVALS...............................    60
    7.11  COMPLIANCE WITH ERISA; ERISA NOTICES...........................    61
    7.12  [RESERVED].....................................................    61
    7.13  FUTURE SUBSIDIARIES............................................    61
    7.14  [RESERVED].....................................................    61
    7.15  USE OF PROCEEDS................................................    61
    7.16  FURTHER ASSURANCES AND INFORMATION.............................    62

8.  NEGATIVE COVENANTS...................................................    62
    8.1   LIMITATION ON DEBT.............................................    62
    8.2   LIMITATION ON LIENS............................................    63
    8.3   ACQUISITIONS...................................................    64
    8.4   LIMITATION ON MERGERS, DISSOLUTION OR SALE OF ASSETS...........    65
    8.5   RESTRICTED PAYMENTS............................................    66
    8.6   [RESERVED].....................................................    66
    8.7   LIMITATION ON INVESTMENTS, LOANS AND ADVANCES..................    66
    8.8   TRANSACTIONS WITH AFFILIATES...................................    68

    8.9   SALE-LEASEBACK TRANSACTIONS....................................    68
    8.10  LIMITATIONS ON OTHER RESTRICTIONS..............................    68
    8.11  MODIFICATION OF CERTAIN AGREEMENTS.............................    68
    8.12  FISCAL YEAR....................................................    68

9.  DEFAULTS.............................................................    68
    9.1   EVENTS OF DEFAULT..............................................    68
    9.2   EXERCISE OF REMEDIES...........................................    71
    9.3   RIGHTS CUMULATIVE..............................................    71
    9.4   WAIVER BY BORROWER OF CERTAIN LAWS.............................    72
    9.5   WAIVER OF DEFAULTS.............................................    72
    9.6   SET OFF........................................................    72

10. PAYMENTS, RECOVERIES AND COLLECTIONS.................................    72
    10.1  PAYMENT PROCEDURE..............................................    72
    10.2  APPLICATION OF PAYMENTS AFTER EVENT OF DEFAULT.................    74
    10.3  PRO-RATA RECOVERY..............................................    74

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.....................    74
    11.1  REIMBURSEMENT OF PREPAYMENT COSTS..............................    74
    11.2  EURODOLLAR LENDING OFFICE......................................    75
    11.3  CIRCUMSTANCES AFFECTING EURODOLLAR-BASED RATE AVAILABILITY.....    75
    11.4  LAWS AFFECTING EURODOLLAR-BASED ADVANCE AVAILABILITY...........    76
    11.5  INCREASED COST OF EURODOLLAR-BASED ADVANCES....................    76
    11.6  CAPITAL ADEQUACY AND OTHER INCREASED COSTS.....................    77
    11.7  RIGHT OF LENDERS TO FUND THROUGH BRANCHES AND AFFILIATES.......    78
    11.8  MARGIN ADJUSTMENT..............................................    78

12. AGENT................................................................    79
    12.1  APPOINTMENT OF AGENT...........................................    79
    12.2  DEPOSIT ACCOUNT WITH AGENT OR ANY LENDER.......................    80
    12.3  SCOPE OF AGENT'S DUTIES........................................    80
    12.4  SUCCESSOR AGENT................................................    80
    12.5  CREDIT DECISIONS...............................................    81
    12.6  AUTHORITY OF AGENT TO ENFORCE THIS AGREEMENT...................    81
    12.7  INDEMNIFICATION OF AGENT.......................................    81
    12.8  KNOWLEDGE OF DEFAULT...........................................    82
    12.9  AGENT'S AUTHORIZATION; ACTION BY LENDERS.......................    82
    12.10 ENFORCEMENT ACTIONS BY THE AGENT...............................    83
    12.11 [RESERVED].....................................................    83
    12.12 AGENTS IN THEIR INDIVIDUAL CAPACITIES..........................    83
    12.13 AGENT'S FEES...................................................    83
    12.14 DOCUMENTATION AGENT OR OTHER TITLES............................    83
    12.15 NO RELIANCE ON AGENT'S CUSTOMER IDENTIFICATION PROGRAM.........    83

13. MISCELLANEOUS........................................................    84
    13.1  ACCOUNTING PRINCIPLES..........................................    84

    13.2  CONSENT TO JURISDICTION........................................    84
    13.3  LAW OF MICHIGAN................................................    85
    13.4  INTEREST.......................................................    85
    13.5  CLOSING COSTS AND OTHER COSTS; INDEMNIFICATION.................    85
    13.6  NOTICES........................................................    86
    13.7  FURTHER ACTION.................................................    87
    13.8  SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS............    87
    13.9  COUNTERPARTS...................................................    91
    13.10 AMENDMENT AND WAIVER...........................................    91
    13.11 CONFIDENTIALITY................................................    92
    13.12 SUBSTITUTION OF LENDERS........................................    92
    13.13 WITHHOLDING TAXES..............................................    93
    13.14 TAXES AND FEES.................................................    94
    13.15 WAIVER OF JURY TRIAL...........................................    94
    13.16 PATRIOT ACT NOTICE.............................................    94
    13.17 COMPLETE AGREEMENT; CONFLICTS..................................    94
    13.18 SEVERABILITY...................................................    95
    13.19 TABLE OF CONTENTS AND HEADINGS; SECTION REFERENCES.............    95
    13.20 CONSTRUCTION OF CERTAIN PROVISIONS.............................    95
    13.21 INDEPENDENCE OF COVENANTS......................................    95
    13.22 ELECTRONIC TRANSMISSIONS.......................................    95
    13.23 ADVERTISEMENTS.................................................    96
    13.24 RELIANCE ON AND SURVIVAL OF PROVISIONS.........................    96

SCHEDULES

SCHEDULE 1.1    PRICING MATRIX
SCHEDULE 1.2    PERCENTAGES AND COMMITMENTS
SCHEDULE 1.3    ORGANIZATIONAL INFORMATION FOR EACH CREDIT PARTY
SCHEDULE 1.4    EXISTING LETTERS OF CREDIT
SCHEDULE 1.5    BORROWER'S INVESTMENT GUIDELINES
SCHEDULE 5.1    LIST OF JURISDICTIONS IN WHICH BORROWER AND/OR
                SUBSIDIARIES DO BUSINESS
SCHEDULE 6.4    TAX RETURNS
SCHEDULE 6.7    COMPLIANCE WITH LAWS
SCHEDULE 6.9    LITIGATION
SCHEDULE 6.10   NECESSARY CONSENTS/APPROVALS
SCHEDULE 6.13   ERISA
SCHEDULE 6.15   ENVIRONMENTAL MATTERS
SCHEDULE 6.16   SUBSIDIARIES
SCHEDULE 6.18   TRADE NAMES
SCHEDULE 6.22   UNION CONTRACTS
SCHEDULE 8.2    EXISTING LIENS
SCHEDULE 8.8    TRANSACTIONS WITH AFFILIATES
SCHEDULE 13.6   ADDRESSES FOR NOTICES

EXHIBITS

EXHIBIT A   FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
EXHIBIT B   FORM OF REVOLVING CREDIT NOTE
EXHIBIT C   FORM OF SWING LINE NOTE
EXHIBIT D   FORM OF REQUEST FOR SWING LINE ADVANCE
EXHIBIT E   FORM OF NOTICE OF LETTER OF CREDIT PARTICIPATION
EXHIBIT F   FORM OF ASSIGNMENT AGREEMENT
EXHIBIT G   FORM OF GUARANTY
EXHIBIT H   FORM OF COVENANT COMPLIANCE REPORT
EXHIBIT I   FORM OF SWING LINE PARTICIPATION CERTIFICATE
EXHIBIT J   FORM OF NEW LENDER ADDENDUM

                           REVOLVING CREDIT AGREEMENT

     This Revolving Credit Agreement ("Agreement") is made as of the 1st day of November, 2007, by and among the financial institutions from time to time signatory hereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent"), Lead Arranger and Syndication Agent, and Compuware Corporation, a Michigan corporation ("Borrower").

                                    RECITALS

     A. Borrower has requested that the Lenders extend to it credit and letters of credit on the terms and conditions set forth herein.

     B. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the covenants contained herein, Borrower, the Lenders, and the Agent agree as follows:

1. DEFINITIONS.

     1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

     "Account(s)" shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

     "Advance(s)" shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to
Section 2.3 or 2.5 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurodollar-based Advance, a Prime-based Advance and a Quoted Rate Advance.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.

     "Agent's Correspondent" shall mean for Eurodollar-based Advances, Agent's Grand Cayman Branch (or for the account of said branch office, at Agent's main office in Detroit, Michigan, United States).

     "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%).

     "Applicable Fee Percentage" shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

     "Applicable Interest Rate" shall mean, (i) with respect to each Revolving Credit Advance, the Eurodollar-based Rate or the Prime-based Rate, and (ii) with respect to each Swing Line Advance, the Prime-based Rate or, if made available to the Borrower by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrower from time to time subject to the terms and conditions of this Agreement.

     "Applicable Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1, such Applicable Margin to be adjusted solely as specified in Section 11.8 hereof.

     "Applicable Measuring Period" shall mean the period of four consecutive fiscal quarters ending on the applicable date of determination.

     "Approving Percentages" is defined in Section 2.14(f) hereof.

     "Asset Sale" shall mean the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to Borrower or a Guarantor).

     "Assignment Agreement" shall mean an Assignment Agreement substantially in the form of Exhibit F hereto.

     "Authorized Signer" shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

     "Bankruptcy Code" shall mean Title 11 of the United States Code and the rules promulgated thereunder.

     "Borrower" shall have the meaning set forth in the preamble to this Agreement.

     "Business Day" shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.

     "Capital Expenditures" shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

     "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

     "CareTech Sale" shall mean the sale or other disposition of all or part of Borrower's debt or equity interests in CareTech Solutions, Inc.

     "Change of Control" shall mean (i) any Person or "group" (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act, as in effect on the Effective Date), shall have (A) acquired beneficial ownership (as such term is used in Rule 13d-3 under the Securities Exchange Act, as in effect of the Effective Date) of 33% or more on a fully diluted basis of the voting interests in the Borrower's voting Equity Interests or (B) obtained the power (whether or not exercised) to elect a majority of the Borrower's directors or
(ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

     "Comerica Bank" shall mean Comerica Bank and its successors or assigns.

     "Consolidated" (or "consolidated") or "Consolidating" (or "consolidating") shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, "Consolidated" and "Consolidating" shall refer to Borrower and its Subsidiaries, determined on a Consolidated or Consolidating basis.

     "Consolidated EBITDA" shall mean for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, (a) income tax expense, as reflected on the books of Borrower and its Subsidiaries for such period, (b) interest expense, minus interest income, as reflected on the books of Borrower and its Subsidiaries for such period, (c) depreciation and amortization expense, (d) losses arising from the sale or write-down of capital assets or the write-down of goodwill, (e) non-cash extraordinary losses (in each case to the extent included in determining Consolidated Net Income), and (f) the fees, costs and expenses incurred by Borrower and its Subsidiaries in connection with the consummation of any Permitted Acquisition and minus, to the extent included in Consolidated Net Income, (x) gains arising from the sale or write-down of capital assets or the write-down of goodwill, (y) gains arising from the write-up of assets and (z) any extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business; provided, however, that there shall be deducted from Consolidated EBITDA, in the fiscal period when paid, the amount of all cash items not otherwise deducted in determining Consolidated Net Income (or loss) to the extent that such items were previously added back to EBITDA as non-cash items on a prior measurement date and, provided further, however, that notwithstanding the foregoing, "Consolidated EBITDA" shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant period (provided that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation).

     "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (i) all Consolidated Interest Expense paid or payable by Borrower and its Subsidiaries in respect of such period on Consolidated Funded Debt and in respect of Hedging Transactions plus (ii) all regularly scheduled installments of principal or other sums paid or payable during such period by Borrower and its Subsidiaries with respect to the Consolidated Funded Debt (including the principal component of obligations under Capitalized Leases), plus (iii) all dividends paid by Borrower during such period.

     "Consolidated Fixed Charge Coverage Ratio" shall mean as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the applicable date of determination minus any non-financed Capital Expenditures (other than those Capital Expenditures consisting of rental payments made pursuant to a Capitalized Lease) and minus cash Income Taxes paid or payable during such period to (b) Consolidated Fixed Charges for such period.

     "Consolidated Interest Expense" shall mean for any period the total cash interest expense of the Borrower and its Subsidiaries paid (or required to be paid) in cash during such period, on a Consolidated basis, determined in accordance with GAAP.

     "Consolidated Net Income" shall mean for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with any Borrower and its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Borrower) in which any Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent that any such income is actually received by Borrower or any of its Subsidiaries from such Person in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document).

     "Consolidated Total Leverage Ratio" shall mean as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the applicable date of determination.

     "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Covenant Compliance Report" shall mean the report to be furnished by Borrower to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit H and certified by a Responsible Officer of the Borrower, in which report Borrower shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1 attached to this Agreement.

     "Covisint Sale" shall mean the sale of a substantial portion of the assets of the Borrower used in the conduct of its "Covisint" business operations.

     "Credit Parties" shall mean the Borrower and its Subsidiaries, and "Credit Party" shall mean any one of them, as the context indicates or otherwise requires.

     "Debt" shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

     "Default" shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

     "Distribution" is defined in Section 8.5 hereof.

     "Dollars" and the sign "$" shall mean lawful money of the United States of America.

     "Domestic Subsidiary" shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a "disregarded entity" for United States federal income tax purposes and which is not a "controlled foreign corporation" as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and "Domestic Subsidiaries" shall mean any or all of them.

     "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

     "Electronic Transmission" shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, or e-fax or otherwise to or from an E-System or equivalent service.

     "Eligible Assignee" shall mean (a) a Lender; (b) an Affiliate of a Lender;
(c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower, or any of the Borrower's Affiliates or Subsidiaries; and provided further that notwithstanding clause (d)(ii) of this definition, no assignment shall be made to an entity which is a competitor of any Credit Party without the consent of the Borrower, which consent may be withheld in its sole discretion.

     "Equity Interest" shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

     "E-System" shall mean any electronic system or any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person providing for access to data protected by passcodes or other security system.

     "Eurodollar-based Advance" shall mean any Advance which bears interest at the Eurodollar-based Rate.

     "Eurodollar-based Rate" shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin, plus (b) the quotient of:

     (i) the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent's Eurodollar Lending Office by other prime banks in the eurocurrency market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant
Eurodollar-Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Eurodollar-Interest Period, divided by

     (ii) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on 'Eurocurrency Liabilities' as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

     "Eurodollar-Interest Period" shall mean, for any Eurodollar-based Advance, an Interest Period of one, two, three or six months (or any shorter or longer periods agreed to in advance by the Borrower, Agent and the Lenders) as selected by Borrower, for such Eurodollar-based Advance pursuant to Section 2.3 hereof, as the case may be.

     "Eurodollar Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrower and Agent.

     "Event of Default" shall mean each of the Events of Default specified in
Section 9.1 hereof.

     "Existing Letters of Credit" shall mean the Letters of Credit described in
Schedule 1.4.

     "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

     "Fee Letter" shall mean the fee letter by and between the Borrower and the Administrative Agent dated as of July 31, 2007 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

     "Fees" shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by Borrower to the Lenders, the Issuing Lender or Agent hereunder or under the Fee Letter.

     "Fiscal Year" shall mean the twelve-month period ending on each March 31.

     "Foreign Subsidiary" shall mean any Subsidiary, other than a Domestic Subsidiary, and "Foreign Subsidiaries" shall mean any or all of them.

     "Funded Debt" of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

     "GAAP" shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect on the Effective Date.

     "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

     "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing Person in respect of any obligation of another Person (the "primary obligor") (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

     "Guarantor(s)" shall mean each Material Wholly-Owned Domestic Subsidiary of Borrower which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty).

     "Guaranty" shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1(c) hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof, in each case in the form annexed hereto as Exhibit G, as amended, restated or otherwise modified from time to time.

     "Hazardous Material" shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

     "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called "superfund" or "superlien" law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

     "Hedging Agreement" shall mean any agreement relating to a Hedging Transaction entered into between the Borrower and any Lender or an Affiliate of a Lender.

     "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

     "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

     "Income Taxes" shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of Borrower and its Subsidiaries (including, without limitation, any applicable state business taxes, and all other corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

     "Indebtedness" shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Revolving Credit Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include any liabilities of any Credit Party to Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

     "Insurance Proceeds" shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.

     "Interest Period" shall mean (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrower, Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

     "Inventory" shall mean any inventory as defined under the UCC.

     "Investment" shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

     "Issuing Lender" shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrower and the Revolving Credit Lenders.

     "Issuing Office" shall mean such office as Issuing Lender shall designate as its Issuing Office.

     "Lender Products" shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

     "Lenders" shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.

     "Letter of Credit Agreement" shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

     "Letter of Credit Documents" shall have the meaning ascribed to such term in Section 3.7(a) hereof.

     "Letter of Credit Fees" shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

     "Letter of Credit Maximum Amount" shall mean Twenty-Five Million Dollars ($25,000,000).

     "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

     "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

     "Letter(s) of Credit" shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of Borrower pursuant to
Article 3 hereof and shall include Existing Letters of Credit.

     "Lien" shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

     "Loan Documents" shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranties, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

     "Majority Lenders" shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, Lenders holding more than 662/3% of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 662/3% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, "Majority Lenders" shall mean all Lenders.

     "Material Adverse Effect" shall mean a material adverse effect on (a) the business or financial condition of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

     "Material Wholly-Owned Domestic Subsidiary" shall mean each Wholly-Owned Domestic Subsidiary of Borrower which, together with its Subsidiaries, account for at least 10 percent (10%) of the Consolidated assets of the Borrower and its Subsidiaries at the most recently ended fiscal quarter of the Borrower.

     "Multiemployer Plan" shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "New Lender Addendum" shall mean a New Lender Addendum in the form annexed hereto as Exhibit J.

     "Non-Guarantor Subsidiary" shall mean any Subsidiary which is not a Guarantor.

     "Notes" shall mean the Revolving Credit Notes and the Swing Line Note.

     "Off Balance Sheet Liability(ies)" of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

     "Percentage" shall mean the Revolving Credit Percentage.

     "Permitted Acquisition" shall mean any acquisition by Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

          (a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such Guarantor;

          (b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of Borrower or of a Guarantor and the Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or
               (Y) provided that the Credit Parties continue to comply with
               Section 7.4(a) hereof, be merged with and into Borrower or such a Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity);

          (c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);

          (d) In the case of any acquisition, the purchase price for which exceeds $50,000,000, Borrower shall have delivered to Agent not less than ten (10) days (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the term sheet, and drafts of the acquisition agreement and any related document, with the execution copies of such acquisition agreement and related documents (all consistent with the term sheet) to be delivered to Agent promptly after closing), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Agent;

          (e) Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;

          (f) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

          (g) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or Guarantor that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to Agent shall have been delivered, or caused to have been delivered, by Borrower to Agent; and

          (h) There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which would reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, would reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would reasonably be expected to materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition.

     "Permitted Investments" shall mean with respect to any Person:

          (a)  Governmental Obligations;

          (b) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

          (c) Banker's acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

          (d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

          (e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

          (f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

          Notwithstanding the foregoing, any investments permitted by Borrower's investment guidelines as currently in effect, a copy of which is attached to this Agreement as Schedule 1.5 or as amended with Agent's consent, shall be deemed to be "Permitted Investments" for all purposes of this Agreement.

     "Permitted Liens" shall mean with respect to any Person:

          (a)  Liens for (i) taxes or governmental assessments or charges or
               (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, processor's, landlord's liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

          (c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (f) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

          (d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

          (e) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

          (f) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

          (g)  continuations of Liens that are permitted under subsections
               (a)-(f) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

          Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to Agent for the benefit of the Lenders shall be deemed a "Permitted Lien" under the terms of this Agreement.

     "Person" shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

     "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

     "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate, and (ii) the Alternate Base Rate.

     "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

     "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by the Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three
(3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent or the Lenders shall reasonably request.

     "Purchasing Lender" shall have the meaning set forth in Section 13.12.

     "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Borrower.

     "Quoted Rate Advance" means any Swing Line Advance which bears interest at the Quoted Rate.

     "Rating Agency" shall mean Moody's Investor Services, Inc., Standard and Poor's Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

     "Register" is defined in Section 13.8(g) hereof.

     "Reimbursement Obligation(s)" shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(a)).

     "Request for Advance" shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

     "Request for Revolving Credit Advance" shall mean a request for a Revolving Credit Advance issued by the Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.

     "Request for Swing Line Advance" shall mean a request for a Swing Line Advance issued by the Borrower under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D.

     "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Responsible Officer" shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

     "Revolving Credit" shall mean the revolving credit loans to be advanced to Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

     "Revolving Credit Advance" shall mean a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to
Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(a) hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Prime-based Advances.

     "Revolving Credit Aggregate Commitment" shall mean One Hundred Fifty Million Dollars ($150,000,000), subject to reduction or termination under
Section 2.11, 2.14 or 9.2 hereof or increase under Section 2.13 hereof.

     "Revolving Credit Commitment Amount" shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender's name in the column entitled "Revolving Credit Commitment Amount" on
Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

     "Revolving Credit Facility Fee" shall mean the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.

     "Revolving Credit Lenders" shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

     "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) November 1, 2012, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

     "Revolving Credit Notes" shall mean the revolving credit notes described in
Section 2.2 hereof, made by Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

     "Revolving Credit Optional Increase" shall mean an amount up to One Hundred Fifty Million Dollars ($150,000,000) minus the portions thereof applied from time to time under Section 2.13 hereof to increase the Revolving Credit Aggregate Commitment.

     "Revolving Credit Percentage" means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender's name in the column entitled "Revolving Credit Percentage" on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

     "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

     "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

     "Sweep Agreement" means any agreement relating to the "Sweep to Loan" automated system of the Agent or any other cash management arrangement which the Borrower and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

     "Swing Line" shall mean the revolving credit loans to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

     "Swing Line Advance" shall mean a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof and may include, subject to the terms hereof, Quoted Rate-Advances and Prime-based Advances.

     "Swing Line Lender" shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

     "Swing Line Maximum Amount" shall mean Fifteen Million Dollars
($15,000,000).

     "Swing Line Note" shall mean the swing line note which may be issued by Borrower to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form annexed hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

     "Swing Line Participation Certificate" shall mean the Swing Line Participation Certificate delivered by Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit I.

     "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.

     "USA Patriot Act" is defined in Section 6.7.

     "Wholly-Owned Domestic Subsidiary" shall mean each Domestic Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

     "Wholly-Owned Subsidiary" shall mean, with respect to Borrower, any Subsidiary of Borrower, 100% of the Equity Interests of which is owned by Borrower.

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2. REVOLVING CREDIT.

     2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender's Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

     2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

          (a) Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

          (b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

          (c) The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender's share thereof.

          (d)  The entries made in the Register maintained pursuant to paragraph
               (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

          (e) Borrower agrees that, upon written request to the Agent by any Revolving Credit Lender, Borrower will execute and deliver, to such Revolving Credit Lender, at Borrower's own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

     2.3 Requests for and Refundings and Conversions of Advances. Borrower may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrower, subject to the following:

          (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

               (i) the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

               (ii) whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

               (iii) whether such Revolving Credit Advance is to be a
                    Prime-based Advance or a Eurodollar-based Advance, and, except in the case of a Prime-based Advance, the first Eurodollar-Interest Period applicable thereto.

          (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Prime-based Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

          (c)  on the proposed date of such Revolving Credit Advance, the sum of
               (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by Agent under Section 3.6(a) hereof in respect of Borrower's Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the then applicable Revolving Credit Aggregate Commitment;

          (d) in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $2,500,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $2,500,000;

          (e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $3,500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $3,500,000 and at any one time there shall not be in effect more than ten (10) different Eurodollar-Interest Periods;

          (f) a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower as of the date thereof that:

               (i) all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

               (ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

               (iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrower to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. Borrower hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

     2.4 Disbursement of Advances.

     (a) Upon receiving any Request for Revolving Credit Advance from Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender's commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to Agent, as follows:

               (i) for Prime-based Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

               (ii) for Eurodollar-based Advances, at the Agent's Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent's Correspondent) on the date of such Advance.

     (b) Subject to submission of an executed Request for Revolving Credit Advance by Borrower without exceptions noted in the compliance certification therein, Agent shall make available to Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

               (i) for Prime-based Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as Borrower may reasonably direct in writing in compliance with Section 7.4(e), provided such direction is timely given; and

               (ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent's Correspondent) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Agent's Correspondent or to such other account or third party as Borrower may direct in compliance with Section 7.4(e), provided such direction is timely given.

     (c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender's Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date, as aforesaid. Agent may, but shall not be obligated to, make available to Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent's demand therefor and the Agent has in fact made a corresponding amount available to Borrower, the Agent shall promptly notify Borrower and Borrower shall pay such amount to Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

               (i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

               (ii) in the case of Borrower, the rate of interest then
                    applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender's failure to make any loan or Advance hereunder.

     2.5 Swing Line Advances. (a) The Swing Line Lender may, subject to the terms and conditions hereinafter set forth (including without limitation the provisions of Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a "Swing Line Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

          (b)  Accrual of Interest and Maturity; Evidence of Indebtedness.

               (i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

               (ii) The Borrower agrees that, upon the written request of Swing
                    Line Lender, the Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

               (iii) Borrower unconditionally promises to pay to the Swing Line
                    Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

          (c) Requests for Swing Line Advances. Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrower, subject to the following:

               (i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

               (ii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

               (iii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(a) hereof in respect of the Borrower's Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the lesser of then applicable (A) Revolving Credit Aggregate Commitment;

               (iv) (A) in the case of a Swing Line Advance that is a
                    Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than three (3) Interest Rates and Interest Periods;

               (v) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance.

               (vi) each Request for Swing Line Advance, once delivered to Swing
                    Line Lender, shall not be revocable by Borrower, and shall constitute and include a certification by Borrower as of the date thereof that:

                    (A) all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

                    (B) there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

                    (C) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

               (vii) At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, Borrower may utilize the Agent's "Sweep to Loan" automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the "Sweep to Loan" system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the "Sweep to Loan" system, Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this
                    Section 2.5(b). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke Borrower's privilege to use the "Sweep to Loan" system at any time and from time to time for any reason and, immediately upon any such revocation, the "Sweep to Loan" system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrower's telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this
                    Section 2.5.

          (d) Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall make available to Borrower the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as the Borrower may reasonably direct in writing in compliance with Section 7.4(e), provided such direction is timely given. Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

          (e)  Refunding of or Participation Interest in Swing Line Advances.

               (i) The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrower, in an amount equal to such Revolving Credit Lender's Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the "Refunded Swing Line Advances"); provided however that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrower or the Revolving Credit Lenders as a consequence of such refunding. The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Prime-based Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a)
                    hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1 hereof.

               (ii) If, prior to the making of an Advance of the Revolving
                    Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

               (iii) Each Revolving Credit Lender's obligation to make Revolving
                    Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to
                    Section 2.5(e)(i) or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender's failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

               (iv) Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a "notice of default"; provided, however that the obligation of the Revolving Credit Lenders to make such Revolving Credit Advances (or purchase such participations) shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

     2.6 Interest Payments; Default Interest. (a) Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds commencing on February 1, 2008, and on the first day of each February, May, August and November thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

     (b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based

Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

     (c) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

     (d) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded or converted.

     (e) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, two percent (2%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

     2.7 Optional Prepayments.

     (a) (i) The Borrower may prepay all or part of the outstanding principal of any Prime-based Advance(s) of the Revolving Credit at any time, provided that, after giving effect to any partial prepayment, the aggregate balance of Prime-based Advance(s) of the Revolving Credit remaining outstanding shall be at least One Million Five Hundred Thousand Dollars ($1,500,000), and (ii) subject to Section 2.10(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than five (5) Business Day's notice to Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 hereof shall be at least Five Hundred Thousand Dollars ($500,000).

     (b) (i) The Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Prime-based Swing Line Advances remaining outstanding shall be at least Two Hundred Fifty Thousand Dollars ($250,000) and (ii) subject to Section 2.10(c) hereof, the Borrower may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day's notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least Fifty Thousand Dollars ($50,000).

     (c) Any prepayment of a Prime-based Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1 hereof, but otherwise without premium or penalty.

     2.8 Prime-based Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 hereof with respect to the refunding or conversion of such Advance, or (b) subject to Section 2.6(e) hereof, if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Lenders, be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Borrower of said action.

     2.9 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing February 1, 2008 and on the first day of each February, May, August and November thereafter (in respect of the prior three months or any portion thereof). Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times such Revolving Credit Lender's Percentage of the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Upon receipt of such payment, Agent shall make prompt payment to each Lender of its share of the Revolving Credit Facility Fee based upon its respective Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

     2.10 Mandatory Repayment of Revolving Credit Advances.

     (a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the then applicable Revolving Credit Aggregate Commitment, Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of the amount of such Letter of Credit Obligations and the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof. Borrower acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

     (b) Subject to Section 10.2 hereof, any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurodollar-based Advances under the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrower.

     (c) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate or the Quoted Rate and no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance or each Interest Period attributable to the Quoted Rate Advances, thereby avoiding breakage costs under Section 11.1 hereof; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrower will be obligated to pay any resulting breakage costs under Section 11.1.

     2.11 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Borrower may, upon at least five (5) Business Days' prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Ten Million Dollars ($10,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, Borrower shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such prepayment in a collateral account as provided in Section 2.11(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender's Revolving Percentage thereof, and will not be available for reinstatement by or readvance to Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender's portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate and then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

     2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance working capital and other lawful corporate purposes, including stock repurchases.

     2.13 Optional Increase of Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Borrower has not previously elected to terminate the Revolving Credit Aggregate Commitment under Section 2.11 hereof, Borrower may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests under this Section 2.13) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

     (a) Borrower shall have delivered to the Agent, on or before August 1, 2012, a written request for such increase (each such request, a "Request for Increase"), specifying the amount of Revolving Credit Optional Increase thereby requested and in consultation with the Agent the time in which each Lender must respond to such request (such time not to be less than ten Business Days from the date of delivery of such notice to Lenders); provided, however that in the event Borrower has previously delivered a Request for Increase pursuant to this
Section 2.13, Borrower may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied hereunder (or such

Request for Increase has been withdrawn), and Borrower may not submit more than three Requests for Increases hereunder;

     (b) Agent shall have notified each Lender of the Request for Increase and each Lender shall have notified the Agent (or, by its silence be deemed to have notified Agent) within the required time period whether or not it agrees to increase its Revolving Credit Commitment Amount and, if so, in what amount (with any Lender failing to respond within such time period being deemed to have notified Agent that it declined to increase its Revolving Credit Commitment Amount) it being understood that no Lender shall have any obligation, express or implied, to increase its Revolving Credit Commitment Amount;

     (c) the Lenders agreeing to increase their Revolving Credit Commitment Amounts and, if such Lenders' increases are not sufficient to satisfy the full amount of the Request for Increase, additional lender(s) meeting the requirements of Section 13.8(c) hereof and acceptable to the Borrower, Agent and the Issuing Lender (collectively, including such existing Lenders, the "New Lender(s)") shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount (including for the purposes of this Section 2.13, the existing commitment of any existing Lender) for each such New Lender of Twenty Million Dollars ($20,000,000) and an aggregate amount for all such New Lenders of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.13), covered by the applicable Request, provided, however that each New Lender shall remit to the Agent funds in an amount equal to its Revolving Credit Percentage (after giving effect to this Section 2.13) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Lenders based upon the new Percentages as determined below;

     (d) Borrower (i) shall have paid to the Agent for distribution to the existing Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee and the Letter of Credit Fees) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrower has prepaid such Advances and (ii) shall have paid to each New Lender a special letter of credit fee on the Letters of Credit outstanding on the effective date of such increase, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase, for the period from the effective date of such increase to the expiration date of such Letters of Credit;

     (e) the Borrower shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Lenders in the face amount of each such New Lender's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Lenders in the face amount of each such Lender's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13), each of such Revolving Credit Notes to be substantially in the form of Exhibit B to the Credit Agreement, as applicable, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Lender, including the New Lenders);

     (f) the representations and warranties made by Borrower, each Guarantor or any other party to any of the Loan Documents (excluding the Agent and Lenders) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase, and no Default or Event of Default shall have occurred and be continuing as of such date and Borrower shall have delivered written evidence of its compliance, both before and after the occurrence of the Revolving Credit Optional Increase, with
Section 7.9 hereof; and

     (g) such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrower as required by Agent or the Majority Lenders, in their reasonable discretion.

Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify the Borrower and each of the Lenders of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this Section 2.13 and the date on which such increase has become effective and shall prepare a revised Schedule 1.2 to the Credit Agreement setting forth the applicable new Percentages of the Lenders (including the New Lender(s)), taking into account such increase and assignments (if any).

     2.14 Optional Extensions of Revolving Credit Maturity Date. (a) Provided that no Default or Event of Default has occurred and is continuing, Borrower may, by written notice to Agent and each Lender (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Lender) not later than August 1 but not before September 1 of each year, request that the Lenders extend the then applicable Revolving Credit Maturity Date to a date that is one year later than the Revolving Credit Maturity Date then in effect (such request, a "Request").

          (b) Each Lender shall, within 30 days of receipt of such request, notify the Agent in writing whether such Lender consents to the extension of the Revolving Credit Maturity Date, such consent to be in the sole discretion of such Lender. If any Lender does not so notify the Agent of its decision within such 30 day period, such Lender shall be deemed to have not consented to such request of the Borrower.

          (c) The Agent shall promptly notify the Borrower whether the Lenders have consented to such request. If the Agent does not so notify the Borrower within 30 days of the Agent's receipt such Request, the Agent shall be deemed to have notified the Borrower that the Lenders have not consented to the Borrower's request.

          (d) Each Lender which elects not to extend the Revolving Credit Maturity Date or fails to so notify the Agent of such consent (a "Non-Consenting Lender") hereby agrees that if any other Lender or financial institution acceptable to the Borrower and the Agent offers to purchase such Non-

               Consenting Lender's Percentage of the Revolving Credit Aggregate Commitment within ten (10) days after receipt of the related Request for a purchase price equal to the sum of all amounts then owing with respect to the outstanding Advances (and participations in any Swing Line Advances or any Letters of Credit) and all other amounts accrued for the account of such Non-Consenting Lender, such Non-Consenting Lender will promptly assign, sell and transfer all of its right, title, interest and obligations with respect to the foregoing to such other Lender or financial institution pursuant to and on the terms specified in the form of Assignment Agreement attached hereto. Before assigning to a financial institution other than a Lender pursuant to this clause (e), each Lender that has elected to extend the Revolving Credit Maturity Date (a "Consenting Lender") shall have the right, but not any obligation, pro rata with all other Consenting Lenders which elect to purchase a pro rata share of such non-consenting Lender's Percentage of the Revolving Credit Aggregate Commitment (and participations in Swing Line Advances and Letters of Credit) to purchase each such Non-Consenting Lender's Percentage thereof pursuant to this clause (e). The Consenting Lenders which elect to exercise their purchase options hereunder shall by mutual agreement determine the amount of each Non-Consenting Lender's Percentage of the Revolving Credit Aggregate Commitment being purchased by each Consenting Lender, provided that if there is any dispute among the Consenting Lenders such purchase shall be based upon a pro rata sharing of each Non-Consenting Lender's Percentage thereof. Only if the Consenting Lenders have determined not to purchase all of the Non-Consenting Lender's Revolving Credit Aggregate Commitment may financial institutions other than a Consenting Lender then purchase such Non-Consenting Lender's Revolving Credit Aggregate Commitment.

          (e) Except as set forth in subparagraph (f) hereof, notwithstanding anything herein to the contrary, the Revolving Credit Maturity Date will not be extended unless all Lenders have consented to the extension or if another Lender or financial institution has purchased each such Non-Consenting Lender's Revolving Credit Aggregate Commitment pursuant to the terms of clause (d) above.

          (f) In the event, after giving effect to any assignments to Consenting Lenders under Section 2.16(d) hereof or otherwise, Lenders holding eighty percent (80%) or more of the Percentages (the "Approving Percentages") have consented to an extension of the Revolving Credit Maturity Date hereunder, such extension shall become effective, notwithstanding that all of the Lenders have failed to approve such extension in accordance with this
               Section 2.14, so long as Borrower, within forty five (45) days, reduces the Revolving Credit Aggregate Commitment to an amount not greater than the product of the Approving Percentages times the Revolving Credit Aggregate Commitment then in effect and repays the Indebtedness then outstanding hereunder (and, if necessary causes any outstanding Letters of

               Credit to be terminated or discharged) to the extent such Indebtedness exceeds the Revolving Credit Aggregate Commitment as so reduced, such that the entire Indebtedness outstanding to the Non-Consenting Lenders shall have been paid and discharged in full. Reductions may be made without regard to the notice provisions set forth herein, but shall otherwise comply with this Agreement, except that any amounts repaid by the Borrower against the Indebtedness pursuant to this subparagraph (f) shall be first applied to the Indebtedness outstanding to the Non-Consenting Lenders still holding Indebtedness hereunder at such time, with any remaining amounts applied in accordance with Section 2.10 hereof and the Percentages held by such Non-Consenting Lenders shall be reallocated to the Consenting Lenders (giving effect to any assignments, as aforesaid), pro rata, based on the Percentages then in effect and Agent shall distribute to the remaining Lenders a revised Schedule reflecting such reallocated Percentages.

3.   LETTERS OF CREDIT.

     3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

     3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of Borrower unless, as of the date of issuance of such Letter of Credit:

          (a) (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(a) hereof in respect of Borrower's Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the then applicable Revolving Credit Aggregate Commitment;

          (b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

          (c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

          (d) Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

          (e) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to
               Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

          (f) there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Lenders, the Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally; and

          (g) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to
               Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Borrower of the matters set forth in Sections 3.2 (a), (b) and (c) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

     3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender's Percentage thereof.

     3.4 Letter of Credit Fees; Increased Costs. (a) Borrower shall pay letter of credit fees as follows:

               (i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Percentages.

               (ii) A letter of credit facing fee on the face amount of each
                    Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

          (b) All payments by Borrower to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section
               3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Borrower by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and upon any amendment thereto or extension thereof. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

          (c) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender's or such Revolving Credit Lender's reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause
               (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

     3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrower shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

     3.6 Drawings and Demands for Payment Under Letters of Credit.

     (a) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrower agrees to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that Borrower receive notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time). Unless Borrower shall have made such payment to the Agent for the account of the Issuing Lender on such day, the Agent shall be deemed to have disbursed to Borrower and to have elected to substitute for the reimbursement obligation, with respect to the applicable Letter of Credit honored by the Issuing Lender, a Prime-based Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3 hereof) on behalf of and for the account of the Revolving Credit Lenders in an aggregate amount equal to the amount so paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of Borrower under this Section 3.6 shall be deemed satisfied.

     (b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrower shall have satisfied its reimbursement obligations under Section 3.6(a) hereof by payment to the Agent (for the benefit of the Issuing Lender) on such date. The Issuing Lender shall further use reasonable efforts to provide notice to Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrower under Section 3.6(a) hereof.

     (c) Upon issuance by the Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage. Each Revolving Credit Lender, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Issuing Lender to the Revolving Credit Lenders under Section 3.6(b) hereof is not given to the Revolving Credit Lenders prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Revolving Credit Percentage of the amount paid by the Issuing Lender, and not reimbursed by Borrower on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Lender. If and to the extent such Revolving Credit Lender shall not have made such pro rata portion available to the Agent, such Revolving Credit Lender agrees to pay to the Agent for the account of the Issuing Lender forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Lender until such amount is so made available to the Agent at the Federal Funds Rate for the first three days and thereafter at a Prime-based Rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of Borrower. If such Revolving Credit Lender shall pay such amount to the Agent for the account of Issuing Lender together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Revolving Credit Lender disbursed in respect of the reimbursement obligation of Borrower under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Lender to make its pro rata portion of any such amount paid by the Issuing Lender available to the Agent for the account of Issuing Lender shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent for the account of Issuing Lender.

     Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender at least two (2) Business Days prior to the date of the issuance of such Letter of Credit that the issuance of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a "notice of default"; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.

     (d) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

     3.7 Obligations Irrevocable. The obligations of Borrower to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

          (a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the "Letter of Credit Documents");

          (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

          (c) The existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

          (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (f) Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

          (g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrower from the performance or observance of any obligation, covenant or agreement contained in
               Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrower against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrower, after satisfaction in full of the absolute and unconditional obligations of Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

     3.8 Risk Under Letters of Credit.

     (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

     (b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender's regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of

Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

     (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of Borrower's creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender's officers, agents and employees.

     (d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender's Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

     3.9 Indemnification. Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an "L/C Indemnified Person"), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the "L/C Indemnified Amounts"), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

          (a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

          (b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (c) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

          (d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

          (e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to each Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

     3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrower or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender's gross negligence or willful misconduct or by the Issuing Lender's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

     3.11 Existing Letters of Credit. The Existing Letters of Credit shall be deemed for all purposes of this Agreement to be Letters of Credit, and each application submitted in connection with the Existing Letters of Credit shall be deemed for all purposes of this Agreement to be Letter of Credit Agreements. On the Effective Date, the Issuing Lender shall be deemed automatically to have sold and transferred, and each other Revolving Credit Lender shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender's Revolving Credit Percentage, in the Existing Letters of Credit and the applicable Letter of Credit Obligations with respect thereto and any security therefor or guaranty pertaining thereto. On the Effective Date, Borrower agrees to pay to each Revolving Credit Lender (other than Comerica Bank) its pro-rata share of an amount equal to Letter of Credit Fees which would have been payable had such Existing Letters of Credit been issued on the Effective Date.

4.   [RESERVED].

5.   CONDITIONS.

     The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

     5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

     (a) Notes, this Agreement and the other Loan Documents. Borrower shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Swing Line Note and/or the Revolving Credit Notes, as applicable; Borrower shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

     (b) Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender, from the Borrower and each Guarantor, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

               (i) corporate resolutions (or the equivalent) of each Borrower and Guarantor authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Borrower or Guarantor is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

               (ii) the incumbency and signature of the officers or other authorized persons of such Borrower or Guarantor executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

               (iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation as listed on Schedule 5.1; and

               (iv) copies of such Borrower and Guarantor's articles of
                    incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

     (c) Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:

               (i)  The Guaranties executed and delivered by the Guarantors.

               (ii) (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdictions noted in Schedule 1.3 which name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties dated a date reasonably prior to the Effective Date.

     (d) Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

     (e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

     (f) Opinions of Counsel. The Credit Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the

Credit Parties, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

     (g) Payment of Fees. Borrower shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent).

     (h) Due Diligence. Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, such other reports or due diligence materials as Agent and the Majority Lenders may reasonably request.

     (i) Governmental and Other Approvals. Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

     (j) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since December 31, 2006, nothing shall have occurred which has had, or would reasonably be expected to have a Material Adverse Effect.

     5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

     (a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

     (b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.   REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

     6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

     6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrower (if requested) are within such Person's corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party's organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

     6.3 Good Title; Leases; Assets; No Liens. (a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under Section 8.2 hereof, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

     (b) The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties' businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

     (c) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

     (d) There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

     6.4 Taxes. Except as set forth on Schedule 6.4 hereof, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

     6.5 No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

     6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

     6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism ("USA Patriot Act") Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

     6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation would reasonably be expected to have a Material Adverse Effect.

     6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which would in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

     6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule
6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with the execution, delivery and performance by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

     6.11 Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

     6.12 No Investment Company or Margin Stock. No Credit Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

     6.13 ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Agent in writing. There is no material accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding material liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA and any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC, and no "reportable event" as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which would reasonably be expected to subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer

Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

     6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect would reasonably be expected to occur) which would reasonably be expected to have a Material Adverse Effect.

     6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15:

          (a) all facilities and property owned or leased by the Credit Parties are in material compliance with all Hazardous Material Laws;

          (b) to the best knowledge of Borrower, there have been no material unresolved and outstanding past, and there are no pending or threatened:

               (i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

               (ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

          (c) to the best knowledge of Borrower, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

     6.16 Subsidiaries. Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

     6.17 Franchises, Patents, Copyrights, Tradenames, etc. The Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.18 contains a true and accurate list of all trade names and any and all other names used by Borrower and each Guarantor during the five-year period ending as of the Effective Date.

     6.18 Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended March 31, 2007, furnished to Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

     (b) From March 31, 2007 through the Effective Date, there has been no change in the business, operations, financial condition or property of the Credit Parties, taken as a whole, which has resulted in or would reasonably be expected to have a Material Adverse Effect.

     (c) To the best knowledge of the Credit Parties, as of the Effective Date,
(i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the financial statements for the Fiscal Year ended March 31, 2007, other than those arising in the ordinary course of business consistent with past practice subsequent to March 31, 2007, and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate would reasonably be expected to have a Material Adverse Effect.

     6.19 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, Borrower, the Guarantors and the Credit Parties taken as a whole will be solvent, able to pay their indebtedness as it matures and will have capital sufficient to carry on their businesses and all business in which they are about to engage. This Agreement is being executed and delivered by the Borrower to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

     6.20 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.22 are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

     6.21 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.

     6.22 Corporate Documents and Corporate Existence. As to each Credit Party,
(a) it is an organization as described on Schedule 1.3 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 hereto.

7.   AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness (including reimbursement and indemnification obligations but only to the extent the same are then due and owing or claims therefor have been made) remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to:

     7.1 Financial Statements. Furnish to the Agent, in form and detail reasonably satisfactory to Agent, with sufficient copies for each Lender, the following documents:

          (a) as soon as available, but in any event within ninety-five (95) days after the end of each Fiscal Year, a copy of the audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent (including Company's current auditors, Deloitte & Touche, LLP); it being understood and agreed that the delivery by Borrower of the Borrower's form 10-K as filed with the Securities and Exchange Commission ("SEC") for the respective fiscal year and within ninety-five (95) days after the close thereof shall satisfy the provisions of this clause (a) to the extent that such form 10-K contains the information and/or certification required to be delivered pursuant to this clause (a) and, to the extent that any such information and/or certification is not otherwise contained in such form 10-K, such information and/or certification shall be delivered together with the respective from 10-K;

          (b) as soon as available, but in any event within fifty (50) days after the end of each fiscal quarter of the Credit Parties (except the last quarter of each Fiscal Year), Borrower prepared unaudited Consolidated and Consolidating balance sheets of the Borrower and its Consolidated

               Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects; it being understood and agreed that the delivery by Borrower of the Borrower's form 10-Q as filed with the SEC for the respective fiscal quarter and within fifty (50) days after the close thereof shall satisfy the provisions of this clause (b) to the extent that such form 10-Q contains the information and/or certification required to be delivered pursuant to this clause (b) and, to the extent that any such information and/or certification is not otherwise contained in such form 10-Q, such information and/or certification shall be delivered together with the respective form 10-Q.

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes or schedules and will be subject to change from audit and year-end adjustments.

     7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:

          (a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) and 7.1(b) of this Agreement for each fiscal year-end and fiscal quarter-end, respectively, a Covenant Compliance Report duly executed by a Responsible Officer of Borrower;

          (b) Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties' firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

          (c) Within thirty (30) days after the end of each Fiscal Year, projections for the Credit Parties for the next two (2) succeeding Fiscal Years, on an annual basis, including a balance sheet, as of the end of each Fiscal Year and an income statement for each Fiscal Year, such projections being based on good faith estimates; and

          (d) Such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.

     7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

     7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

     (a) Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;

     (b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4 or where failure to do so would not reasonably be expected to have a Material Adverse Effect;

     (c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises would not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

     (d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith would not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

     (e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079
(2001)) (the "Order"), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of
Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

     7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts as are consistent with past practice of Borrower and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

     7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine each Credit Party's books, accounts, records, ledgers and assets and properties (b) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties' offices, discuss each Credit Party's respective financial matters with their respective officers, as applicable, and, by this provision, Borrower authorizes, and will cause its Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party's books, reports or records held by such accountants. So long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse Agent or the Lenders for the costs and expenses of more than one such examination and visit per Fiscal Year.

     7.7 Notices. Promptly give written notice to the Agent of:

          (a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

          (b) any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would reasonably be expected to have a Material Adverse Effect or
               (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

          (c) the occurrence of any event which any Credit Party believes would reasonably be expected to have a Material Adverse Effect (other than events or conditions having an effect on the economy in general), promptly after concluding that such event would reasonably be expected to have such a Material Adverse Effect;

          (d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which would reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof; and

          (e) (i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business,
               (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party other than changes in the number of issued shares or any other material amendment to any Credit Party's charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c) and
(d) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

     7.8 Hazardous Material Laws.

     (a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

     (b) (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

     (c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials would reasonably be expected to have a Material Adverse Effect;

     (d) Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this
Section 7.8.

     7.9 Financial Covenants.

     (a) Maintain a Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter, for the four consecutive fiscal quarters then ending, commencing on June 30, 2007, of not less than 2.00 to 1.00.

     (b) Maintain a Consolidated Total Leverage Ratio as of the last day of each fiscal quarter, for the four consecutive fiscal quarters then ending, commencing on June 30, 2007, of not greater than 2.50 to 1.00:

     7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain would not reasonably be expected to have a Material Adverse Effect.

     7.11 Compliance with ERISA; ERISA Notices

     (a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect.

     (b) Promptly notify Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;
(iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to satisfy the minimum funding requirements in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a "reportable event" which is required to be reported by a Credit Party under
Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a "prohibited transaction" as defined in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

     7.12 [Reserved].

     7.13 Future Subsidiaries. With respect to each Person which becomes a Material Wholly-Owned Domestic Subsidiary of Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Material Wholly-Owned Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by Agent) within thirty (30) days after the date such Person becomes a Material Wholly-Owned Domestic Subsidiary (or such longer time period as the Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Material Wholly-Owned Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent.

     7.14 [Reserved].

     7.15 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.15 hereof. Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of

Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

     7.16 Further Assurances and Information

     (a) Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent's request, and at the expense of the Borrower, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

     (b) Provide Agent and Lenders with any other information required by
Section 326 of the Patriot Act or necessary for the Agent and the Lenders to verify the identity of the Borrower or any of its Subsidiaries as required by
Section 326 of the Patriot Act.

8.   NEGATIVE COVENANTS.

     Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness (including reimbursement and indemnification obligations but only to the extent the same are then due and owing or claims therefor have been made) remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:

     8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

          (a) Indebtedness of any Credit Party to Agent and the Lenders under this Agreement and/or the other Loan Documents;

          (b)  [Reserved];

          (c) any Debt of Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding shall not exceed $25,000,000, and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;

          (d) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

          (e) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

          (f) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;

          (g) Debt consisting of Guarantee Obligations of Borrower and its Subsidiaries or other Debt of Borrower and its Subsidiaries otherwise permitted to be incurred under this Section 8.1;

          (h) Debt of a Subsidiary existing at the time of an acquisition thereof by Borrower or any Subsidiary (or Debt assumed at the time of such an acquisition of an asset securing such Debt), provided that (i) such Debt was not incurred in connection with, or in contemplating of, such acquisition and (ii) that the aggregate amount of all such Debt at any time shall not exceed Fifty Million Dollars ($50,000,000) at any one time outstanding;

          (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Debt not otherwise constituting Debt permitted under this
               Section 8.1 is extinguished within five Business Days of the incurrence thereof;

          (j) Debt in respect of bid, performance, advance payment or surety bonds entered into in the ordinary course of business and consistent with past practices, provided that the aggregate amount of all such Debt shall not exceed Ten Million Dollars ($10,000,000) at any one time outstanding;

          (k) Guarantee Obligations of Borrower or any Subsidiary in the ordinary course of business of the performance of third parties acting as subcontractors to Borrower or any Subsidiary under contracts between Borrower and its customers and/or contracts between any Subsidiary and its customers;

          (l) Debt consisting of intercompany loans permitted under Section 8.7(d)(e) or (g) hereof; and

          (m) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $250,000,000 at any one time outstanding.

     8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a)  Permitted Liens;

          (b)  Liens securing Debt permitted by Section 8.1(c), provided that
               (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired;

          (c)  Liens created pursuant to the Loan Documents;

          (d)  other Liens, existing on the Effective Date, set forth on
               Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement;

          (e) leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower or any of its Subsidiaries;

          (f) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 9.1(g), provided that the aggregate amount of all cash and the fair market value of all other property pledged or deposited to secure all such judgments or awards shall not exceed $25,000,000 at any time outstanding; and

          (g) any Lien existing on any property or asset prior to the acquisition thereof by any Credit Party or existing on any property or asset of any Person that becomes a Subsidiary of any Credit Party after the Effective Date prior to the time such Person becomes a Subsidiary of such Credit Party, provided that
               (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of such Credit Party, (ii) such Lien shall not apply to any other property or assets of any Credit Party, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of any such Credit Party, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) the aggregate amount of cash or the fair market value of the property or asset subject to the Lien shall not exceed $50,000,000 at any time outstanding.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of Borrower or any Subsidiary of Borrower (except for those Liens for the benefit of Agent and the Lenders) shall be permitted under the terms of this Agreement.

     8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Sections 8.5 or 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

     8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

          (a) Inventory leased or sold, and intellectual property licensed, in each case in the ordinary course of business;

          (b) obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the applicable Credit Party's business;

          (c)  Permitted Acquisitions;

          (d) mergers or consolidations of any Subsidiary of Borrower with or into Borrower or any Guarantor so long as the Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

          (e) any Subsidiary of Borrower may liquidate or dissolve into Borrower or a Guarantor if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

          (f) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

          (g)  the CareTech Sale;

          (h)  the Covisint Sale;

          (i) (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed Two Hundred Million Dollars ($200,000,000) during the term of this Agreement and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

          (j) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

          (k) dispositions of owned or leased vehicles in the ordinary course of business.

     8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any of its Equity Interests, as applicable, except that:

          (a)  each Credit Party may pay cash Distributions to the Borrower; and

          (b) each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

          (c) Borrower may declare and pay dividends provided that both before and after giving effect to such dividend, no Default or Event of Default shall have occurred and be continuing.

     8.6 [Reserved].

     8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

          (a)  Permitted Investments;

          (b)  [Reserved];

          (c)  sales on open account in the ordinary course of business;

          (d) intercompany loans or intercompany Investments made by any Credit Party (excluding Foreign Subsidiaries) to or in any Borrower, Guarantor or other Domestic Subsidiary; provided that, in the case of any intercompany loans or intercompany Investments made by any Borrower in any Guarantor or other Domestic Subsidiary, the aggregate amount from time to time outstanding in respect thereof shall not exceed $200,000,000; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made;

          (e) intercompany loans or intercompany Investments made by Borrower or any Guarantor to or in any Foreign Subsidiary; provided that, the aggregate amount from time to time outstanding in respect of such loans and Advances shall not exceed $200,000,000; and provided, further, that no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made;

          (f) intercompany loans or intercompany Investments made by any Foreign Subsidiary to or in any Guarantor or Borrower; provided that, the aggregate amount from time to time outstanding in respect thereof shall not exceed the sum of $75,000,000 plus all other amounts that may be advanced by any Foreign Subsidiary, exceeding the amount that the Foreign Subsidiary is required to maintain under local law to be considered solvent, taking into account only assets located in the Subsidiary's jurisdiction of organization); and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made;

          (g) intercompany loans or intercompany Investments made by any Non-Guarantor Subsidiary to or in any other Non-Guarantor Subsidiary;

          (h) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

          (i) loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business in the aggregate at any time outstanding;

          (j) Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;

          (k) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $25,000,000 at any one time outstanding;

          (l) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $50,000,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

     8.8 Transactions with Affiliates. Except as set forth on Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrower or Subsidiaries direct or indirect, of Borrower; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party's business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.

     8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be.

     8.10 Limitations on Other Restrictions. Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.2(b) hereunder.

     8.11 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) would not reasonably be expected to have a Material Adverse Effect.

     8.12 Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than March 31.

9.   DEFAULTS.

     9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

          (a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing
               Line) or (ii) any

               Reimbursement Obligation or (iii) any Fees, and, except in the case of principal payments, the continuance thereof for three (3) Business Days;

          (b) non-payment of any other amounts due and owing by Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;

          (c) default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7.1, 7.2, 7.3, 7.5(b), 7.6, 7.7, 7.9, 7.13, 7.15 or
               Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2(a) through (d) shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

          (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days after the earlier of written notice thereof from Agent or the actual knowledge of a Responsible Officer of Borrower;

          (e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

          (f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of Twenty Five Million Dollars ($25,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or
               (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Twenty Five Million Dollars ($25,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

          (g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Twenty Five Million Dollars ($25,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

          (h) the occurrence of (i) a "reportable event", as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Lender's other rights or remedies hereunder), or
               (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, would reasonably be expected to have a Material Adverse Effect;

          (i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of Borrower which is not a Guarantor or Borrower) or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors' committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit

               Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

          (j)  a Change of Control shall occur; or

          (k) any material provision of any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or any Borrower or any Affiliate of Borrower shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby.

     9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, and Swing Line Advances with respect to which Section 2.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Prime-based Rate plus two percent (2%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

     9.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

     9.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

     9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section
13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

     9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by Borrower), setoff and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower and any property of Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrower of the occurrence thereof. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10.  PAYMENTS, RECOVERIES AND COLLECTIONS.

     10.1 Payment Procedure.

     (a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent's office located at One Detroit Center, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations. Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender's Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

     (b) Unless the Agent shall have been notified in writing by Borrower at least two (2) Business Days prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender, on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

     (c) Subject to the definition of "Interest Period" in Section 1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

     (d) All payments to be made by Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.8) with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member (other than any taxes on the overall income, net income, net profits or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on the Agent or any Lender (or any branch maintained by Agent or a Lender) as a result of a present or former connection between the Agent or such Lender and the governmental authority, political subdivision, federation or organization imposing such taxes), unless Borrower is compelled by law to make payment subject to such tax. In such event, Borrower shall:

               (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

               (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrower of any such taxes payable by Borrower.

As used herein, the terms "tax", "taxes" and "taxation" include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon. Borrower shall be reimbursed by the applicable Lender for any payment made by Borrower under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section
13.13 at the time of the Borrower's payment.

     10.2 Application of Payments After Event of Default. Notwithstanding anything to the contrary in this Agreement, following the occurrence of any Event of Default under Section 9.1(i), and following the occurrence of any other Event of Default and the termination of the Revolving Credit Aggregate Commitment, the acceleration of any Indebtedness arising under this Agreement or the exercise of any other remedy in each case by the requisite Lenders under
Section 9.2 hereof, the Agent shall apply any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and reasonable out-of-pocket expenses of the Agent under the Loan Documents, next, to pay any fees and reasonable out-of-pocket expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) on a pro rata basis, next to any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

     10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11.  CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

     11.1 Reimbursement of Prepayment Costs. If (i) Borrower makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) Borrower fails to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Borrower to Agent in accordance with the terms hereof requesting such Advance; or (iv) or if the Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the Borrower shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by Borrower to Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon any demand by Agent or a Lender for payment under this Section 11.1, Agent and Lenders shall deliver to Borrower a certificate prepared in good faith, setting forth in reasonable detail, the amount of, and the basis for determining, such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

     11.2 Eurodollar Lending Office. For any Eurodollar Advance, if Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

     11.3 Circumstances Affecting Eurodollar-based Rate Availability. If, with respect to any Eurodollar-Interest Period, Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders for such Eurodollar-Interest Period, then Agent shall forthwith give notice thereof to Borrower. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Eurodollar-based Advances, and the right of Borrower to convert an Advance to or refund an Advance as a Eurodollar-based

Advance, as the case may be, shall be suspended, and (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into a Prime-based Advance (without regard to satisfaction of any conditions to conversion contained elsewhere herein).

     11.4 Laws Affecting Eurodollar-based Advance Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, such Lender shall forthwith give notice thereof to Borrower and to Agent. Thereafter, (a) the obligations of the applicable Lenders to make Eurodollar-based Advances and the right of Borrower to convert an Advance into or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Borrower may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Lenders may not lawfully continue to maintain an Advance to the end of the then current Eurodollar-Interest Period applicable thereto as a Eurodollar-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Eurodollar-Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

     11.5 Increased Cost of Eurodollar-based Advances. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (a) shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurodollar Lending Offices); or

          (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as a Eurodollar-based Advance or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of a Eurodollar-based Advance, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrower to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders or Borrower in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) prepared in good faith, setting forth in reasonable detail the amount of, and the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

     11.6 Capital Adequacy and Other Increased Costs.

          (a) If, after the date of this Agreement, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender's or Agent's (or such controlling corporation's) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, "Increased Costs"), then Agent or such Lender shall notify Borrower, and thereafter Borrower shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender's or Agent's obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.

          (b) Notwithstanding the foregoing, however, Borrower shall not be required to pay any increased costs under Sections 11.5, 11.6 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Lender's initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender's request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs.

     11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrower.

     11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

          (a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) hereunder and the Covenant Compliance Report under Section 7.2(a) hereof, in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event Borrower shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.

          (b) From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(b) hereof, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending June 30, 2007, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.

          (c) Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) which alters the total results of the Borrower or any Subsidiary over a period of eight consecutive fiscal quarters, Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by Borrower as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (x) if the proper calculation thereof would have resulted in higher pricing for any such period, Borrower shall automatically and retroactively be obligated to pay to Agent, promptly upon demand by Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and
               (y) if the proper calculation thereof would have resulted in lower pricing for such period, Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrower.

12.  AGENT.

     12.1 Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

     12.2 Deposit Account with Agent or any Lender. Borrower authorizes Agent and each Lender, in Agent's or such Lender's sole discretion, upon notice to the Borrower to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

     12.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     12.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) ("Successor Agent") satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     12.5 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

     12.6 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

     12.7 Indemnification of Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Revolving Credit Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of in-house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's or its Affiliate's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent's reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

     12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a "notice of default". Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

     12.9 Agent's Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or
(ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

     12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

     12.11 [Reserved]

     12.12 Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

     12.13 Agent's Fees. Until the Indebtedness (including reimbursement and indemnification obligations but only to the extent the same are then due and owing or claims therefor have been made) has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

     12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     12.15 No Reliance on Agent's Customer Identification Program.

          (a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

          (b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to provision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a "shell" and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the Patriot Act.

13. MISCELLANEOUS.

     13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

     13.2 Consent to Jurisdiction. The Borrower, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrower, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     13.3 Law of Michigan. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.4 Interest. In the event the obligation of Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender's applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     13.5 Closing Costs and Other Costs; Indemnification.

     (a) Borrower shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable out-of-pocket costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrower, and (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders' rights against Borrower or any other Credit Party, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent's or such Affiliate's or Lender's relationship with Borrower hereunder or otherwise, shall also be paid by

Borrower. All of said amounts required to be paid by Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Prime-based Rate, plus two percent (2%).

     (b) Borrower agrees to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, damage, liability or reasonable out-of-pocket costs or expenses, including reasonable in-house and outside attorneys' fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b), provided that, the Borrower shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.

     (c) The Borrower agrees to defend, indemnify and hold harmless Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, and reasonable out-of-pocket costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be, or their respective agents or employees. The obligations of Borrower under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities Borrower may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

     13.6 Notices.

          (a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or posted to an E-System set up by or at the direction of Agent (as set forth below) or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing, by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.

          (b) Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

     13.7 Further Action. Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

     13.8 Successors and Assigns; Participations; Assignments.

     (a) This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.

     (b) The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

     (c) No Lenders may at any time assign or grant participations in such Lender's rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

     (d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

               (i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender's aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $5,000,000; and

               (ii) the parties to any assignment shall execute and deliver to
                    Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit F (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender's Affiliates or to a Federal Reserve Bank).

Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this
Section 13.8, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

     Upon request, Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

     (e) The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender's rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrower or any of Borrower's Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

               (i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

               (ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

               (iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 13.10(a) through (e) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender's rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of
                    Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

     (g) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.

     (h) Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender's possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

     (i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

     13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

     13.10 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (a) increase the stated amount of such Lender's commitment, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, provided, however, that Agent shall be entitled without notice to or further action or consent of the Lenders, to release any material guaranty provided by any Person in favor of Agent and the Lenders, release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (d) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (e) change the definitions of "Revolving Credit Percentage", "Interest Periods", "Majority Lenders", Section 10.2 hereof or this Section 13.10; provided, further, that notwithstanding the foregoing, the Revolving Credit Maturity Date may be postponed or extended only with the consent of all of the Revolving Credit Lenders, and provided further, that no amendment, waiver or consent shall, unless in a writing signed by the Swing Line Lender, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note and provided further, that no amendment, waiver or consent shall, unless in a writing signed by Issuing Lender affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents and no amendment, waiver, or consent shall, unless in a writing signed by the Agent affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Lenders" or "the Lenders" shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

     The Agent shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition.

     13.11 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with
Section 13.8(e) hereof.

     13.12 Substitution of Lenders. If (a) any Lender has failed to fund its Revolving Credit Percentage of any Revolving Credit Advance, or to fund a Revolving Credit Advance to repay a Swing Line Advance or any Reimbursement Obligations, (b) the obligation of any Lender to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (c) any Lender has demanded compensation under Section 3.4(d), 11.5 or 11.6 or (d) any Lender has not approved an amendment, waiver or other modification of this Agreement and the consent of such Lender is required (in each case, an "Affected Lender"), then the Agent or the Borrower shall have the right to make written demand on the Affected Lender (with a copy to the Borrower in the case of a demand by the Agent or with a copy to the Agent in the case of a demand by the Borrower) to assign and the Affected Lender shall assign, to one or more financial institutions that comply with the provisions of Section 13.8 hereof (the "Purchasing Lender" or "Purchasing Lenders") to purchase the Advances of the Revolving Credit, and/or Swing Line, as the case may be, of such Affected Lender (including, without limitation, its participating interests in outstanding Swing Line Advances and Letters of Credit) and assume the commitment of the Affected Lender to extend credit under the Revolving Credit (including without limitation its obligation to purchase participations interest in Swing Line Advances and Letters of Credit) under this Agreement. The Affected Lender shall be obligated to sell its Advances of the Revolving Credit and/or the Swing Line, as the case may be, and assign its commitment to extend credit under the Revolving Credit (including without limitation its obligations to purchase participations in Swing Line Advances and Letters of Credit) to such Purchasing Lender or Purchasing Lenders within ten (10) days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Borrower shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrower had prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(d), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender's commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment of the Affected Lender. In connection with any assignment pursuant to this Section 13.12, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

     13.13 Withholding Taxes. If any Lender is not a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender's domicile which provides for the exemption from withholding on interest payments to such Lender,
(ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to Borrower, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by Borrower), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and the sole expense of Borrower, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrower with such forms, certificates or other documents as may be reasonably necessary to allow Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

     13.14 Taxes and Fees. Should any tax (other than as a result of a Lender's failure to comply with Section 13.13 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or the Agent is or has been located), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay the same, together with any interest or penalties thereon arising from Borrower's actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.

     13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     13.16 Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person's name, tax identification number, business address and other information necessary to identify such Person (and may request such Person's organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

     13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, and Requests for Swing Line Advance, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

     13.18 Severability. In case any one or more of the obligations of any of the parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

     13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to "sections," "subsections," "clauses," "paragraphs," "subparagraphs," "exhibits" and "schedules" shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

     13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

     13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

     13.22 Electronic Transmissions.

          (a) Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

          (b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

     (c) All E-Systems and Electronic Transmissions shall be provided "as is" and "as available". None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Credit Parties and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

     13.23 Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

     13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender's behalf, and those covenants and agreements of the Borrower set forth in Section 13.5 hereof (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

                     [SIGNATURES FOLLOW ON SUCCEEDING PAGE]

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,                          COMPUWARE CORPORATION
as Administrative Agent


By: /s/ Timothy H. O'Rourke             By: /s/ Laura L. Fournier
    ---------------------------------       ------------------------------------
    Vice President                          Senior Vice President
                                            Chief Financial Officer

COMERICA BANK,
as a Lender, as Issuing Lender
and as Swing Line Lender


By: /s/ Timothy H. O'Rourke
    Vice President

                 [Signature Page to Compuware Credit Agreement]

                                        FIFTH THIRD BANK, as a Lender


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                 [Signature Page to Compuware Credit Agreement]

                                        BRANCH BANKING AND TRUST COMPANY,
                                        as a Lender


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                 [Signature Page to Compuware Credit Agreement]

                                  SCHEDULE 1.1
                             APPLICABLE MARGIN GRID
                            REVOLVING CREDIT FACILITY
                            (BASIS POINTS PER ANNUM)

BASIS FOR PRICING                                      LEVEL I             LEVEL II             LEVEL III
-----------------                                  --------------    -------------------   -------------------
Consolidated Total Leverage Ratio*                 < 0.75 to 1.00    > or = 0.75 to 1.00
                                                                      but < 1.75 to 1.00   > or = 1.75 to 1.00
Revolving Credit Eurodollar Margin                      75.00             87.50                97.50
Revolving Credit Prime-Based Rate Margin                 0.00              0.00                 0.00
Revolving Credit Facility Fee                           12.50             12.50                15.00
Letter of Credit Fees (exclusive of facing fees)        75.00             87.50                97.50

*    Definitions as set forth in the Credit Agreement.

** Level I pricing shall be in effect until the delivery of the financial statements for the quarter ending September 30, 2007, after which time the pricing grid shall govern.

                                  SCHEDULE 1.2
                           PERCENTAGES AND ALLOCATIONS

                                   REVOLVING CREDIT   REVOLVING CREDIT
LENDER                                 PERCENTAGE     COMMITMENT AMOUNT
------                             ----------------   -----------------
Comerica Bank                             60%            $ 90,000,000
Fifth Third Bank                          20%            $ 30,000,000
Branch Banking and Trust Company          20%            $ 30,000,000
   Totals                                100%            $150,000,000

                                  SCHEDULE 1.3

                ORGANIZATIONAL INFORMATION FOR EACH CREDIT PARTY

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
A Michigan corporation
Federal Tax ID #: 38-200-7430
Michigan Tax ID#: ME-0209647

Compuware International I LLC
One Campus Martius
Detroit, Michigan 48226
A Michigan limited liability company
Michigan Tax ID#: B1261E
Federal Tax ID #: 38-200-7430

                                  SCHEDULE 1.4

                           EXISTING LETTERS OF CREDIT

                                      None

                                  SCHEDULE 1.5

                        BORROWER'S INVESTMENT GUIDELINES

I. Purpose - To establish a policy for the regular investment of surplus funds by the Chief Financial Officer (CFO).

II.  Objectives

     -    Preservation of capital

     -    Maintain adequate liquidity at all times

     - Maximize return subject to these investment guidelines and the company's tax situation

III. Authorized Securities-all securities must meet the minimum credit ratings listed below and be denominated in US Dollars.

     - Direct obligations of the US Treasury including Treasury Bills, Notes and bonds

     -    Federal Agency Securities

     - Certificates of Deposit, Bankers Acceptances including Eurodollar and Yankee issues and Eurodollar time deposits

     -    Municipal Notes and Bonds

     -    Auction Rate Securities

     - Money Market Funds which maintain a constant net asset value and provide daily liquidity

     -    Repurchase agreements collateralized at a minimum of 102%

IV. Credit Ratings-all securities must maintain one of the following minimum acceptable credit ratings.

     -    CD's: A2/A

     -    Municipal Notes: MIG 1/S & P1

     -    Municipal Bonds: AA/AA (preference for AAA)

     -    Municipal Bonds pre-refunded in US Treasuries (unrated)

     -    Auction Rate Securities

     -    Corporate Tax Advantaged Auction Rate Securities: AA2/AA2

     -    Tax Free Auction Rate Securities: AAA/AAA

     -    Repurchase counterparty rated no lower than A1/P1

V.   Concentration Limits

     -    US Treasury or Agency Securities - no limits

     -    Pre-refunded Municipal Bonds - no limits

     -    Overnight Repurchase Agreements - no limits

     -    Money Market Funds - no limits

     - Securities with maturities of less than 60 days-individual issues not to exceed 20% of the portfolio

     - All other securities - individual issuers not to exceed 10% of the portfolio

     -    No holding shall be in excess of 10% of an outstanding issue

VI.  Maturity Structure

     - All securities shall mature within 24 months from original settlement date

     - All auction rate securities must reset within 24 months from original settlement date

     -    Average life of the portfolio shall not exceed 12 months

     -    All securities shall be held to maturity

VII Safekeeping- all securities firms with whom the company does business must be qualified to safekeep securities on the company's behalf at no charge. The CFO will authorize these firms to hold securities.

VIII Investment Policy Review - This policy will be reviewed annually by the CFO to ensure that it remains consistent with the financial objectives of the company and current market conditions.

                                  SCHEDULE 5.1

                    LISTS OF JURISDICTIONS IN WHICH BORROWER
                           AND/GUARANTOR ARE ORGANIZED

NAME                               JURISDICTION
----                               ------------
Compuware Corporation...........   Michigan
Compuware International I LLC...   Michigan

                                  SCHEDULE 6.4

                                   TAX RETURNS

                                      None

                                  SCHEDULE 6.7

                              COMPLIANCE WITH LAWS

                                      None

                                  SCHEDULE 6.9

                                   LITIGATION

                                      None

                                  SCHEDULE 6.10

                          NECESSARY CONSENTS/APPROVALS

                                      None

                                  SCHEDULE 6.13

                                      ERISA

                                      None

                                  SCHEDULE 6.15

                              ENVIRONMENTAL MATTERS

                                      None

                                  SCHEDULE 6.16

                                  SUBSIDIARIES

                                See Schedule 5.1

                                  SCHEDULE 6.17

                                   TRADE NAMES

Covisint is an assumed name of Compuware Corporation

                                  SCHEDULE 6.20

                                 UNION CONTRACTS

                                      None

                                  SCHEDULE 8.2

                                 EXISTING LIENS

                                      None

                                  SCHEDULE 8.8

                          TRANSACTIONS WITH AFFILIATES

CareTech Solutions, Inc.           $ 19,166,667 USD   Original loan amount made to
                                                      CareTech pursuant to Promissory Note
                                                      issued in favor of Compuware
                                                      Corporation dated January 1, 2002
                                                      current balance $9,381,794 USD

Compuware Asia - Pacific Pty Ltd   $ 20,000,000 AUD   Original loan 15,000,000 made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware Asia - Pacific Pty Ltd
                                                      dated March 23, 2007 current balance
                                                      as of September 30, 2007 $15,000,000
                                                      AUD

                                                      Second loan 5,000,000 made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware Asia - Pacific Pty Ltd
                                                      dated September 30, 2007

Compuware China                       8,272,457 CYN   Original loan made to Compuware
                                                      China pursuant to Promissory Note
                                                      issued in favor of Compuware
                                                      Corporation dated December 30, 2006
                                                      current balance as of September 30,
                                                      2007 8,272,457 CYN

Compuware Austria GmbH                4,522,500 Euro  Original loan 2,500,000 made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware Austria GmbH dated March
                                                      31, 2005 current balance as of
                                                      September 30, 2007 $2,737,500 Euro

                                                      Second loan 1,700,000 Euro made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware Austria GmbH dated March
                                                      29, 2006 current balance as of
                                                      September 30, 2007 $1,785,000 Euro

Compuware SPA                         6,808,945 Euro  Original loan 1,000,000 Euro made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware SPA dated April 7, 2005
                                                      current balance as of September 30,
                                                      2007 1,094,219 Euro

                                                      Second loan 3,000,000 Euro made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware SPA dated September 30,

                                                      2005 current balance as of September
                                                      30, 2007 3,214,726 Euro

                                                      Third loan 2,500,000 Euro made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware Austria SPA dated July 1,
                                                      2007 current balance as of September
                                                      30, 2007 2,500,000 Euro

Compuware AB                         33,736,363 SEK   Original loan 24,000,000 SEK made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware AB dated March 24, 2005
                                                      current balance as of September 30,
                                                      2007 26,304,986 SEK

                                                      Second loan 4,000,000 SEK made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware AB dated September 27,
                                                      2005 current balance as of September
                                                      30, 2007 4,286,821.92 SEK

                                                      Third loan 3,000,000 SEK made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware AB dated March 27, 2006
                                                      current balance as of September 30,
                                                      2007 3,144,554.79 SEK

Compuware Ltd                      7,933,773.85 GBP   Original loan 5,500,000 GBP made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware AB dated March 29,2005
                                                      current balance as of September 30,
                                                      2007 6,274,339.26 GBP

                                                      Second loan 1,500,000 GBP made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware AB dated September 14,
                                                      2005 current balance as of September
                                                      30, 2007 1,659,434.59 GBP

Compuware Sarl                       14,510,964 Euro  Original loan 4,800,000 Euro made to
                                                      Compuware Corporation pursuant to
                                                      Promissory Note issued in favor of
                                                      Compuware Sarl dated March 26,2007
                                                      current balance as of September 30,
                                                      2007 14,510,964.38 Euro

                                  SCHEDULE 13.6

                              ADDRESSES FOR NOTICES

To Compuware Corporation:

Compuware Corporation
One Campus Martius
Detroit, Michigan 48226
Attn: Laura Fournier
Senior Vice President and CFO

To Agent:

Comerica Bank
One Detroit Center, 9th Floor
500 Woodward Avenue
Detroit, Michigan 48226
Telephone No.: 313/222/7044
Facsimile No.: 313/222/9516
Attention: Timothy H. O'Rourke

For reporting requirements: corporatefinance@comerica.com
For advance requests and paydowns: corpfinadmin@comerica.com

                                    EXHIBIT A

                  FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No. ____________                                             Dated: ____________

TO:  Comerica Bank ("Agent")

RE: Compuware Corporation Revolving Credit Agreement dated as of the 1st day of November, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ("Borrower").

     Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from Lenders, as described herein:

(A)  Date of Advance: _______________________

(B)  [ ] (check if applicable)

     This Advance is or includes a whole or partial refunding/conversion of:

     Advance No(s).  ________________________

(C)  Type of Advance (check only one):

     [ ] U.S. Prime-based Advance

     [ ] Eurodollar-based Advance

(D)  Amount of Advance:

     $_______________________

(E)  Interest Period (applicable to Eurodollar-based Advances)

     ________ months (insert 1, 2, 3, or 6)

(F)  Disbursement Instructions: Comerica Bank Account No. XXXXXXXXXX

     Borrower certifies as to the matters set forth in Section 2.3 of the Credit Agreement, as applicable.

     Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

                                        COMPUWARE CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

Agent Approval:
                ---------------------

                                    EXHIBIT B

                          FORM OF REVOLVING CREDIT NOTE

$_______________                                             _____________, 2007

     On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Compuware Corporation ("Borrower") promises to pay to the order of [Insert name of Lender] ("Payee") at Detroit, Michigan, care of Agent, in lawful money of the United States of America, so much of the sum of [Insert Amount derived from Percentages] Dollars ($_________), as may from time to time have been advanced by Payee and then be outstanding hereunder pursuant to the Compuware Corporation Revolving Credit Agreement (as amended, restated or otherwise modified from time to time, the "Credit Agreement") dated as of the 1st day of November, 2007, by and among the financial institutions (including the Payee) from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Borrower. Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Lender from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.

     This Note is a note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

     Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

                                      * * *

                     [SIGNATURES FOLLOW ON SUCCEEDING PAGE]

     Nothing herein shall limit any right granted Payee by any other instrument or by law.

                                        COMPUWARE CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT C

                             FORM OF SWING LINE NOTE

$15,000,000                                                  _____________, 2007


     On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Compuware Corporation ("Borrower") promises to pay to the order of Comerica Bank ("Swing Line Lender") at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of Fifteen Million Dollars ($15,000,000), as may from time to time have been advanced to the Company by the Swing Line Lender and then be outstanding hereunder pursuant to the Compuware Corporation Revolving Credit Agreement (as amended, restated or otherwise modified from time to time, the "Credit Agreement") dated as of the 1st day of November, 2007, by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent"), and Borrower, together with interest thereon as hereinafter set forth.

     Each of the Swing Line Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Swing Line Advance made by the Swing Line Lender from the date of such Swing Line Advance until paid at the rates and at the times set forth in the Credit Agreement.

     This Note is a Swing Line Note under which Advances of the Swing Line (including refundings and conversions), repayments and readvances may be made from time to time by the Swing Line Lender, but only in accordance with the terms and conditions of the Credit Agreement (including any applicable sublimits). This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

     Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

     Nothing herein shall limit any right granted Swing Line Lender by any other instrument or by law.

                                        COMPUWARE CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT D

                     FORM OF REQUEST FOR SWING LINE ADVANCE

No. ____________                                             Dated:_____________

TO:  Comerica Bank ("Swing Line Lender")

RE: Compuware Corporation Revolving Credit Agreement dated as of the 1st day of November, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement"), by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ("Borrower").

     Pursuant to the terms and conditions of the Credit Agreement, Borrower hereby requests an Advance from the Swing Line Lender, as described herein:

(A)  Date of Advance: _______________________

(B)  [ ] (check if applicable)

     This Advance is or includes a whole or partial refunding/conversion of:

     Advance No(s). _________________________

(C)  Amount of Advance:

     $_________________________

(D)  Disbursement Instructions: Comerica Bank Account No. XXXXXXXXXX

     Borrower certifies as to the matters set forth in Section 2.5 of the Credit Agreement, as applicable.

     Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

                                        COMPUWARE CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT E

                FORM OF NOTICE OF LETTER OF CREDIT PARTICIPATION

TO:  Lenders

RE: Issuance of Letter of Credit pursuant to Article 3 of the Compuware Corporation Revolving Credit Agreement dated as of the 1st day of November, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ("Borrower").

     On __________, 20__,(1) Agent, in accordance with Article 3 of the Credit Agreement, issued its Letter of Credit number __________, in favor of _____________(2) for the account of ________________________.(3) The face amount of such Letter of Credit is $___________. The amount of each Lender's participation in such Letter of Credit is as follows:(4)

     ____________[Lender]   $____________
     ____________[Lender]   $____________
     ____________[Lender]   $____________
     ____________[Lender]   $____________

     This notification is delivered this _____ day of __________, _______, pursuant to Section 3.3 of the Credit Agreement. Except as otherwise defined, capitalized terms used herein have the meanings given them in the Credit Agreement.

                                        Signed:

                                        COMERICA BANK, as Agent


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

----------
(1)  Date of Issuance

(2)  Beneficiary

(3)  Name of applicable account party

(4)  Amounts based on Percentages

[This form of Letter of Credit Notice (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

                                    EXHIBIT F

                       FORM OF LENDER ASSIGNMENT AGREEMENT

                                                             Date: _____________

To:  Borrower

          and

     Comerica Bank ("Agent")

Re: Compuware Corporation Revolving Credit Agreement dated as of the 1st day of November, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ( "Borrower").

Ladies and Gentlemen:

     Reference is made to Section 13.8 of the Credit Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Credit Agreement.

     This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Lender] (the "Assignor") to [insert proposed assignee] (the "Assignee"), and, subject to the terms and conditions of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, effective on the Effective Date (as hereafter defined) that undivided interest in each of Assignor's rights and obligations under the Credit Agreement and the other Loan Documents in the amounts as set forth on the attached Schedule 1, such that, after giving effect to the foregoing assignment and assumption, and the concurrent assignment by Assignor to Assignee on the date hereof, the Assignee's interest in the Revolving Credit.

     The Assignor hereby instructs the Agent to make all payments from and including the Effective Date hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

     The Assignee hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Borrower without the intervention of the Agent, the Assignor or any other Lender; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

     Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 13.8 of the Credit Agreement.

     Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

     (b) the Assignee: (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

     (c) the Assignor's obligations under the Credit Agreement and the other Loan Documents shall be reduced by the Percentage referred to in the second paragraph of this Assignment Agreement.

     As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

     (1) the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

     (2) the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Credit Agreement;

     (3) the payment to the Agent of the processing fee in the amount of $3,500; and

     (4) all other restrictions and items noted in Section 13.8 of the Credit Agreement have been completed.

The Agent shall notify the Assignor and the Assignee, along with Borrower, of the Effective Date.

     The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

          (A)  Address for Notices:

               Institution Name:

               Address:

               Attention:

               Telephone:

               Facsimile:

          (B)  Payment Instructions:

          (C)  Proposed effective date of assignment.

     The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 13.13 of the Credit Agreement to the extent required thereunder, and other forms reasonably requested by the Agent. The Assignor has delivered to the Agent (or is delivering to Agent concurrently herewith), the original of each Note held by the Assignor under the Credit Agreement.

     The laws of the State of Michigan shall govern the validity, interpretation and enforcement of this Agreement.

                                      * * *

                      Signatures Follow on Succeeding Pages

     Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

                                        [ASSIGNOR]


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------


                                        [ASSIGNEE]


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

ASSIGNMENT AGREEMENT ACCEPTED AND
CONSENTED TO
this ____ day of __________,
_______, BY:

COMERICA BANK, as Agent


By:
    ---------------------------------
Its:
     --------------------------------


COMPUWARE CORPORATION*


By:
    ---------------------------------
Its:
     --------------------------------

[*Borrower's consent will be required except as specified in Section 13.8 of the Credit Agreement.]

[This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Credit Agreement which shall govern in the event of any inconsistencies or omissions.]

                                    EXHIBIT G

                                FORM OF GUARANTY

                               (Imanage # 788222)

                                    GUARANTY

     This GUARANTY is made as of this 1st day of November, 2007 by the undersigned guarantors (each a "GUARANTOR" and any and all collectively, the "GUARANTORS") to Comerica Bank, as the Agent ("AGENT") for and on behalf of the Lenders (as defined below).

                                    RECITALS:

     A. Compuware Corporation (the "BORROWER") has entered into that certain Revolving Credit Agreement dated as of November 1, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time the "CREDIT AGREEMENT") with each of the financial institutions party thereto (collectively, including their respective successors and assigns, the "LENDERS") and the Agent pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrower, as provided therein.

     B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that each of the Guarantors provide to the Agent, for and on behalf of the Lenders, this Guaranty.

     C. Each of the Guarantors desires to see the success of the Borrower and furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrower.

     D. The business operations of the Borrower and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions; and (i) to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (ii) the proceeds of advances under the credit facilities extended under the Credit Agreement will directly or indirectly benefit the Borrower and the Guarantors hereunder, severally and jointly.

     E. The Agent is acting as agent for the Lenders pursuant to SECTION 11.1 of the Credit Agreement.

     NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this guaranty (as amended and otherwise modified from time to time, the "GUARANTY").

     1. DEFINITIONS. Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term "LENDERS" as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement. In addition, the following term shall have the following meaning:

     "GUARANTEED OBLIGATIONS" shall mean, collectively, all indebtedness, liabilities and obligations of the Borrower to the Lenders of every kind, nature or description under the Credit Agreement or any other Loan Document, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding and including, without limitation, interest at the highest allowable per annum rate specified in any document, instrument or agreement applicable to any of the indebtedness), reimbursement obligations, fees, indemnities, and reasonable out-of-pocket costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Agent or any Lender) or otherwise, and any liabilities of Borrower to Agent or any Lender arising in connection with any Lender Products and payment obligations of Borrower to Agent or any Lender arising under Hedging Transactions evidenced by Hedging Agreements, and any and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement and the other Loan Documents, whether such indebtedness is now existing or hereafter arising, and shall be deemed to include all Indebtedness, as defined in the Credit Agreement.

     2. GUARANTY. Each of the Guarantors hereby, jointly and severally, guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, of the Guaranteed Obligations. Each of such Guarantors further jointly and severally agree to pay any and all reasonable out-of-pocket expenses (including reasonable attorneys' fees), that may be paid or incurred by the Agent or any Lender in enforcing or preserving rights with respect to or collecting any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against the Guarantors under this Guaranty.

     3. UNCONDITIONAL CHARACTER OF GUARANTY. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of the Borrower under the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against the Borrower or against any other Guarantor or other Person providing collateral, or to exhaust any security for the performance of the obligations of the Borrower, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released until, subject to SECTION 16 hereof, final payment in full of all of the Guaranteed Obligations (including reimbursement and indemnification obligations but only to the extent the same are then due and owing or claims therefor have been made) due and to become due from the Borrower, no Letters of Credit shall be outstanding and the termination of any and all commitments to extend credit (whether optional or obligatory) under the Credit Agreement or any other Loan Document, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Guaranteed Obligations (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

     Without limiting the generality of the foregoing, the obligations of the Guarantors under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting the Borrower, any or all of the Guarantors or any other Person or any of their respective Affiliates including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of the Borrower or any or all of the Guarantors, or any other Person providing collateral for any of the Guaranteed Obligations, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any Person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under Section 364 of the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason;
(vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

     4. WAIVERS. Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

          (a) any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

          (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

          (c) any duty on the part of Agent or any of the Lenders to disclose to such Guarantor any facts Agent or the Lenders may now or hereafter know about the Borrowers, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor;

          (d) any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and

          (e) all rights to participate in any security now or hereafter held by the Agent or any Lender.

     Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned's rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrower.

     5. WAIVER OF SUBROGATION. Each Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against the Borrower, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any of the Guaranteed Obligations or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Guaranteed Obligations (including reimbursement and indemnification obligations but only to the extent the same are then due and owing or claims therefor have been made) have been repaid and discharged in full, no Letters of Credit shall remain outstanding and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Lenders, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.

     Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned's rights as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrower.

     6. OTHER TRANSACTIONS. The Agent and each of the Lenders may deal with the Borrower and any security held by them for the obligations of the Borrower in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to any of the Guarantors, among other things, to grant to the Borrower such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit the Borrower to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

     7. REMEDIES; RIGHT TO OFFSET. The Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

     At the option of the Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by the Agent against the Borrower or any of the other parties providing Collateral for any of the Guaranteed Obligations, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against the Borrower and/or any of the other parties providing collateral for any of the Guaranteed Obligations.

     Each of the Guarantors acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Guaranteed Obligations of any Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with the Agent or any of the Lenders or otherwise.

     8. RESERVED.

     9. BORROWER'S FINANCIAL CONDITION. Each Guarantor delivers this Guaranty based solely on its own independent investigation of (or decision not to investigate) the financial condition of the Borrower and is not relying on any information furnished by Agent or the Lenders. Each Guarantor assumes full responsibility to keep itself informed concerning the financial condition of the Borrower and all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, the status of the Guaranteed Obligations or any other matter which such Guarantor may deem necessary or appropriate, now or later.

     10. REPRESENTATIONS AND WARRANTIES; COVENANTS.

          (a) Each Guarantor (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Article 7 of the Credit Agreement to the extent applicable to such Guarantor and those matters set forth in the recitals hereto, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (b) agrees to comply with the covenants set forth in Articles 8 and 9 of the Credit Agreement, and (ii) not to otherwise engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

          (b) Each Guarantor (i) ratifies, confirms, represents and warrants that (A) it is an organization as described on Schedule 1 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and
(B) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1 hereto and (ii) agrees to provide the Agent and the Banks with any other information required by Section 326 of the Patriot Act or necessary for Agent and the Lenders to verify the identity of the Guarantor required by Section 326 of the Patriot Act.

     11. GOVERNING LAW; SEVERABILITY. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

     12. NOTICE. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on SCHEDULE 1 hereto; or, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day (as defined in the Credit Agreement) after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

     13. AMENDMENTS; FUTURE SUBSIDIARIES. The terms of this Guaranty may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement and by each Guarantor. In accordance with the Credit Agreement, future domestic Subsidiaries of the Borrower shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent and the Lenders that certain joinder agreement in the form attached hereto as Exhibit A.

     14. NO WAIVER. No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

     15. JOINT AND SEVERAL OBLIGATION, ETC. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Agent, on behalf of Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, the Agent and the Lenders may, without notice to any Guarantors, extend or renew any part or all of the obligations of the Borrower under the Credit Agreement or otherwise, and may permit any such Person to incur additional indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

     16. RELEASE; REINSTATEMENT. Upon the termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness (including reimbursement and indemnification obligations but only to the extent the same are then due and owing or claims therefor have been made) payable under the Credit Agreement and under any other Loan Document, the satisfaction of the obligations of the Guarantors hereunder, and when none of the Guarantors is subject to any obligation hereunder or under the Credit Agreement or any of the other Loan Documents, the Agent shall deliver to such Guarantors, upon written request therefor, (a) a written release of this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to the Agent on behalf of the Lenders by any Guarantor, Borrower or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of the Agent or such Lenders, or any person other than the Borrower, the Subsidiaries, or Affiliates of Borrower or the Subsidiaries), and this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all such liabilities, and reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which the Borrower is obligated to the Agent and the Lenders pursuant to the Credit Agreement. For purposes of this Guaranty "ENVIRONMENTAL CONDITION" includes, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

     17. CONSENT TO JURISDICTION. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States federal or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses specified in SCHEDULE 1 hereof in the manner set forth therein.

     18. HEADINGS. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.

     19. COUNTERPARTS. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. JURY TRIAL WAIVER. EACH OF THE GUARANTORS (AND THE AGENT AND EACH OF THE LENDERS BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH THE AGENT OR THE LENDERS (OR ANY OF THEM), ON ONE HAND, AND THE BORROWER OR ANY OF THE GUARANTORS, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR OTHERWISE.

     21. LIMITATION UNDER APPLICABLE INSOLVENCY LAWS. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, the Agent and the Lenders that the amount of the respective Guarantor's obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "APPLICABLE INSOLVENCY LAWS"). To that end, but only in the event and to the extent that the Guarantor's respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantor's respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantor's respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this SECTION 21, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrower nor any Guarantor nor any other Person shall have any right or claim under this SECTION 21 that would not otherwise be available under Applicable Insolvency Laws.

     IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the date first above written.

                                        COMPUWARE INTERNATIONAL I LLC

                                        By: Compuware Corporation, its Sole
                                            Member


                                        By:
                                            ------------------------------------
                                            Thomas M. Costello, Jr.
                                        Its: Secretary

                                   SCHEDULE 1

                             INFORMATION FOR NOTICES

Compuware International I LLC
One Campus Martius
Detroit, Michigan 48226
A Michigan limited liability company
Michigan Tax ID#: B1261E
Federal Tax ID #: 38-200-7430

                                    EXHIBIT A

                          JOINDER AGREEMENT TO GUARANTY

     THIS JOINDER AGREEMENT is dated as of _________________, ____ by _______________________________ ("NEW GUARANTOR").

     WHEREAS, pursuant to SECTION 7.13 of that certain Revolving Credit Agreement dated as of November 1, 2007 (as amended or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement) by and among Compuware Corporation, a Michigan corporation ("BORROWER"), Comerica Bank, as agent for the Lenders (the "AGENT") and the financial institutions which are parties thereto from time to time ("LENDERS"), the Lenders have agreed to extend credit to the Borrowers on the terms set forth therein and pursuant to SECTION 13 of that certain Guaranty dated as of November 1, 2007 (as amended or otherwise modified from time to time, the "GUARANTY") executed and delivered by the Guarantors named therein ("GUARANTORS") in favor of Agent, for and on behalf of the Lenders, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.

     NOW THEREFORE, as a further inducement to each of the Lenders to continue to provide credit accommodations to the Borrower, New Guarantor hereby covenants and agrees as follows:

     1. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

     2. New Guarantor hereby enters into this Joinder Agreement in order to comply with SECTION 7.13 of the Credit Agreement and SECTION 13 of the Guaranty and does so in consideration of the extension of the Indebtedness, from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

     3. New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

     4. No Default or Event of Default has occurred and is continuing under the Credit Agreement.

     5. This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.

     IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of __________________.

                                        [NEW GUARANTOR]


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                   SCHEDULE 1

                                   TO GUARANTY

                                    EXHIBIT H

                       FORM OF COVENANT COMPLIANCE REPORT

TO:  Comerica Bank, as Agent

RE: Compuware Corporation Revolving Credit and Term Loan Agreement dated as of the 1st day of November, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ("Borrower").

This Covenant Compliance Report ("Report") is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of __________, _______ (the "Computation Date").

1. Consolidated Fixed Charge Coverage Ratio (Section 7.9(a)). On the Computation Date, the Consolidated Fixed Charge Coverage Ratio, which is required to be not less than 2.00 to 1.00 was ______ to 1.00, as computed in the supporting documents attached hereto as Schedule 1.

2. Consolidated Total Leverage Ratio (Section 7.9(b)). On the Computation Date, the Consolidated Total Leverage Ratio, which is required to be not greater than 2.50 to 1.00 was ______ to ______, as computed in the supporting documents attached hereto as Schedule 2.

     The undersigned, as a Responsible Officer of Borrower, hereby certifies that:

     A. To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

     B. To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

     C. I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

     D. To the best of my knowledge, except as stated in Schedule 3 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrower or any other

Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

     Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

     IN WITNESS WHEREOF, Borrower has caused this Report to be executed and delivered by a Responsible Officer of the Company as of this _____ day of __________, _______.

                                        COMPUWARE CORPORATION


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT I

                  FORM OF SWING LINE PARTICIPATION CERTIFICATE

[Name of Lender]                                        __________________, ____

_________________________

_________________________

Re: Compuware Corporation Revolving Credit Agreement dated as of the 1st day of Novemebr, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement"), by and among the financial institutions from time to time signatory thereto (individually a "Lender," and any and all such financial institutions collectively the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ("Borrower").

Ladies and Gentlemen:

     Pursuant to subsection 2.5(e)(ii) of the Credit Agreement, the undersigned hereby acknowledges receipt from you of $___________________ as payment for a participating interest in the following Swing Line Loan:

     Date of Swing Line Loan: ________________________________

     Principal Amount of Swing Line Loan: _______________________

The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation Section 2.5(e)(ii) thereof.

                                        Very truly yours,

                                        COMERICA BANK, as Agent


                                        By:
                                            ------------------------------------
                                        Its:
                                             -----------------------------------

                                    EXHIBIT J

                               NEW LENDER ADDENDUM

     NEW LENDER ADDENDUM, dated ___________, to the Revolving Credit Agreement dated as of November 1, 2007 (as otherwise amended or modified from time to time, the "Credit Agreement"), among Compuware Corporation ("Borrower"), the financial institutions parties thereto (collectively, the "Lenders") and Comerica Bank, as Agent for the Lenders.

                                   WITNESSETH:

     WHEREAS, the Credit Agreement provides in Section 2.13 thereof that a financial institution, although not originally a party thereto, may become a party to the Credit Agreement with the consent of the Borrower and the Agent by executing and delivering to the Agent a New Lender Addendum to the Credit Agreement in substantially the form of this new lender addendum; and

     WHEREAS, the undersigned New Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

     NOW, THEREFORE, the New Lender hereby agrees as follows:

     The New Lender hereby confirms that it has received a copy of the Credit Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Credit Agreement as a condition to the making of the loans thereunder. The New Lender acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its commitment been granted and its loans been made directly by such New Lender to the Borrower without the intervention of the Agent or any other Lender; and
(b) has made and will continue to make, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Lender further acknowledges and agrees that the Agent has not made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement, or any other of the Loan Documents.

     New Lender represents and warrants that it is a Person to which assignments are permitted pursuant to Sections 13.8(c) of the Credit Agreement.

     Except as otherwise provided in the Credit Agreement, effective as of the Effective Date (as defined below):

          (a) the New Lender (i) shall be deemed automatically to have become a party to the Credit Agreement and the other Loan Documents, and to have all the rights and obligations of a party to the Credit Agreement and the other Loan Documents, as if it were an original signatory; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

          (b) the New Lender shall be a Lender and its Percentage of the Revolving Credit (and its risk participation in Letters of Credit) shall be as set forth in the attached revised Schedule 1.2 (Percentages and Commitments); provided any fees paid prior to the Effective Date, including any Letter of Credit Fees, shall not be recalculated, redistributed or reallocated by Borrower, Agent or the Lenders.

     As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

     (1) the Borrower shall have paid to the Agent all interest, fees (including the Revolving Credit Facility Fee) and other amounts, if any, accrued to the Effective Date for which reimbursement is then owing under the Credit Agreement;

     (2) New Lender shall have remitted to the Agent funds in an amount equal to its Percentage of all Advances of the Revolving Credit outstanding as of the Effective Date; and

     (3) the Borrower shall have executed and delivered to the Agent for the New Lender, new Revolving Credit Notes payable to such New Lender in the face amount of such New Lender's Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this New Lender Addendum, and any other New Lender Addendum executed concurrently herewith).

     The Agent shall notify the New Lender, along with Borrower, of the Effective Date. The New Lender shall deliver herewith to the Agent administrative details with respect to the funding and distribution of Advances (and Letters of Credit) as requested by Agent.

     Terms defined in the Credit Agreement and not otherwise defined herein shall have their defined meanings when used herein.

     IN WITNESS WHEREOF, the undersigned has caused this New Lender Addendum to be executed and delivered by a duly authorized officer on the date first above written.

                                        [NEW LENDER]


                                        By
                                           -------------------------------------
                                           Title:


Accepted this _____ day of ___, ____.

COMPUWARE CORPORATION


By
   ----------------------------------
   Title:


Accepted this ____ day of ____, ____.


COMERICA BANK, as Agent


By
   ----------------------------------
   Title:


                                       3